SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

Alere Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 7, 2016

Dear Fellow Stockholder:

You are cordially invited to attend Alere Inc.’s Annual Meeting of Stockholders on Thursday, December 8, 2016 at 9:00 a.m., local time, at Westin Waltham Boston at 70 3rd Avenue, Waltham, Massachusetts 02451.

The notice of meeting and proxy statement accompanying this letter describe the specific business to be acted upon at the meeting. The Company’s 2015 Annual Report to Stockholders also accompanies this letter.

It is important that your shares of the Company’s common stock be represented and voted at the meeting regardless of the number of shares you may hold. Whether or not you plan to attend the meeting in person, you can ensure your shares of the Company’s common stock are voted at the meeting by submitting your instructions by telephone, the Internet, or in writing by returning the Company’s proxy card. Please review the instructions in the enclosed proxy statement and proxy card regarding each of these voting options. If you attend the meeting and prefer to vote at that time, you may do so.

Thank you for your continued support of Alere. For those of you who plan to visit with us in person at the Annual Meeting, we look forward to seeing you.

Cordially,

Gregg J. Powers

Chairman of the Board

AT A SPECIAL MEETING OF THE COMPANY’S COMMON STOCKHOLDERS HELD ON OCTOBER 21, 2016, THE HOLDERS OF THE COMPANY’S COMMON STOCK VOTED TO ADOPT THE PREVIOUSLY ANNOUNCED AGREEMENT AND PLAN OF MERGER DATED JANUARY 30, 2016 BETWEEN ALERE INC. AND ABBOTT LABORATORIES. NO FURTHER ACTION BY THE COMPANY’S STOCKHOLDERS IS REQUIRED WITH RESPECT TO THE MERGER AGREEMENT. THEREFORE, NO ACTION WILL BE TAKEN AT THE ANNUAL MEETING WITH RESPECT TO, AND NO PROXY IS BEING SOLICITED HEREBY IN CONNECTION WITH, SUCH MERGER AGREEMENT OR ANY MATTERS RELATED THERETO.

This proxy statement and the form of proxy are first being sent or given to stockholders on or about November 7, 2016.

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, December 8, 2016
Time:	9:00 a.m., local time
Place:	Westin Waltham Boston 70 3rd Avenue Waltham, Massachusetts 02451

Purpose:

We are holding this meeting to:

1.	Vote upon the election of Gregg J. Powers, Geoffrey S. Ginsburg, Carol R. Goldberg, John F. Levy, Brian A. Markison, Sir Thomas Fulton Wilson McKillop, John A. Quelch, James Roosevelt, Jr. and Namal Nawana as directors;

2.	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016;

3.	Approve a non-binding advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement; and

4.	Conduct such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

The Company cordially invites all stockholders to attend the Annual Meeting in person. You may vote at the Annual Meeting and at any adjournment or postponement thereof if you were a stockholder of record at the close of business on November 4, 2016. We will begin mailing the proxy materials on or before November 7, 2016. Our proxy materials, including this proxy statement and our 2015 Annual Report, which includes financial statements for the year ended December 31, 2015, will also be available on or before November 7, 2016 via the Internet on the Investors page of our corporate website, www.alere.com, under the heading “Annual Meetings & Reports.”

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR EACH OF THE PROPOSALS PRESENTED TO YOU IN THIS PROXY STATEMENT.

YOUR VOTE IS IMPORTANT. Please promptly vote your shares, as soon as possible, by mail, telephone or over the Internet by following the instructions included on your proxy card, regardless of whether you plan to personally attend the Annual Meeting.

Ellen Chiniara, Esq.

Secretary

November 7, 2016

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ii

November 7, 2016

ALERE INC.

51 Sawyer Road, Suite 200

Waltham, Massachusetts 02453

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alere Inc. for use at our 2016 Annual Meeting of Stockholders, or the Annual Meeting, to be held on Thursday, December 8, 2016 at 9:00 a.m., local time, at Westin Waltham Boston at 70 3rd Avenue, Waltham, Massachusetts 02451, and at any adjournments or postponements of the Annual Meeting. References in this proxy statement to “us,” “we,” “our” and “Company” refer to Alere Inc., except where otherwise indicated, such as in the “Compensation Committee Report” and the “2015 Audit Committee Report.”

As previously announced, we entered into an Agreement and Plan of Merger, dated January 30, 2016 (the “Merger Agreement”) with Abbott Laboratories, an Illinois corporation (“Abbott”), providing for the acquisition of the Company by Abbott at a price of $56.00 per share of our common stock in cash. Subject to the terms and conditions of the Merger Agreement, Angel Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Abbott, will merge with and into the Company (the “Merger”), with the Company surviving the Merger as a subsidiary of Abbott. At a special meeting of the holders of our common stock held on October 21, 2016, the holders of the Company’s common stock voted to adopt the Merger Agreement, with over 98% of the votes cast voting in favor of the adoption of the Merger Agreement, representing approximately 77% of the outstanding shares of our common stock as of the record date for the special meeting. Completion of the Merger is subject to customary closing conditions, including the receipt of applicable regulatory approvals.

No further action by the Company’s stockholders is required with respect to the Merger Agreement. Therefore, no action will be taken at the Annual Meeting with respect to, and no proxy is being solicited hereby in connection with, such Merger Agreement or any matters related thereto. Notwithstanding the pending Merger, the Company is holding the Annual Meeting in accordance with applicable law and the New York Stock Exchange Rules.

General Information

Delivery of Proxy Materials

We sent you this proxy statement and the enclosed proxy card or instruction form because our Board of Directors, or our Board, is soliciting your proxy to vote at the Annual Meeting to be held on Thursday, December 8, 2016 and at any adjournments or postponements of the Annual Meeting. This proxy statement summarizes information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

Who May Vote

Holders of our common stock, as recorded in our stock register at the close of business on November 4, 2016, may vote on matters properly presented at the Annual Meeting. As of that date, there were 87,002,658 shares of our common stock outstanding, each of which is entitled to cast one vote per share. A list of stockholders will be available for inspection for at least ten days prior to the Annual Meeting at our principal executive offices at 51 Sawyer Road, Suite 200, Waltham, MA 02453.

Matters to be Voted Upon at the Annual Meeting

You will be voting on the following matters at the Annual Meeting:

•

the election of Gregg J. Powers, Geoffrey S. Ginsburg, Carol R. Goldberg, John F. Levy, Brian A. Markison, Sir Thomas Fulton Wilson McKillop, John A. Quelch, James Roosevelt, Jr. and Namal Nawana as directors;

•	the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year;

•	the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement; and

•	such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof.

Voting Requirements

In order to carry on the business of the Annual Meeting, we must have a quorum. Under our by-laws, this means that at least a majority of the shares outstanding on the record date and entitled to vote must be present in person or represented by proxy at the Annual Meeting. Proxies marked as abstaining or withheld, limited proxies and proxies containing broker non-votes (as defined below) with respect to any matter to be acted upon by stockholders will be treated as present at the Annual Meeting for purposes of determining a quorum, but will not be counted as votes cast on such matter. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”), you must instruct your broker or nominee how to vote your shares. If you do not provide timely voting instructions, your broker may not have the discretion to vote the shares you beneficially own. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from a beneficial owner and does not have the discretion to vote the beneficial owner’s shares on a proposal. In the case of a broker non-vote, your broker or nominee can register your shares as being present at the Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote your shares on those matters for which it requires specific voting instructions from the beneficial owner.

Under the rules of the New York Stock Exchange, or NYSE, we anticipate that all of the proposals in this proxy statement, other than the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2016, will be non-discretionary matters for which specific voting instructions from beneficial owners are required. As a result, brokers and other nominees subject to the NYSE rules will not be allowed to vote with respect to any proposal (except as aforesaid) on behalf of a beneficial owner if the beneficial owner does not provide specific voting instructions on that proposal.

The vote requirement for each matter is as follows:

Proposal 1:

Election of Directors

Under our by-laws, director nominees must be elected by a majority of the votes properly cast at the Annual Meeting. Votes may be cast FOR or AGAINST each nominee. A nominee will be elected only if the number of votes cast FOR that nominee exceeds the number of votes cast AGAINST that nominee. Abstentions and broker non-votes will be excluded entirely from the vote and will have no effect on the outcome of the election.

Proposal 2:

Ratification of the Selection of PricewaterhouseCoopers LLP as Our Independent Registered Public Accounting Firm

The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the votes properly cast FOR and

AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Proposal 3:

Advisory Vote on Executive Compensation

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

The Board of Directors’ Voting Recommendations

The Board recommends that you vote:

1.	FOR the election of each of the director nominees named in this proxy statement;

2.	FOR the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the 2016 fiscal year; and

3.	FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this proxy statement.

How to Vote

Your vote is important. Your shares can be voted at the Annual Meeting only if you are present in person or represented by proxy. If you wish to attend the Annual Meeting and vote in person, directions to the meeting are available in the Annual Meetings & Reports section of the Investors page of our website at www.alere.com or may be obtained by calling Innisfree M&A Incorporated, toll-free, at 1-877-825-8619. Even if you plan to attend the Annual Meeting, we urge you to authorize your proxy in advance. We encourage you to authorize your proxy electronically by going to the website identified on your proxy card, or by calling the toll-free number (for residents of the United States and Canada) listed on your proxy card. Please have your proxy card in hand when going online or calling. If you authorize your proxy electronically or by telephone, you do not need to return your proxy card. If you wish to vote by the enclosed proxy card, simply mark your proxy card, and then date, sign and return it in the postage-paid envelope provided.

If you hold your shares in street name, i.e., through a nominee (such as a bank or broker), you may be able to authorize your proxy by telephone or the Internet as well as by mail. You should follow the instructions you receive from your broker or other nominee to vote these shares.

How Proxies Work

Our Board is asking for your authority for our designated proxy holders, Namal Nawana and Ellen

Chiniara (or their substitutes), to vote your shares at the Annual Meeting, and at any adjournment or postponement thereof, in the manner you direct. With respect to the election of directors, you may vote FOR or AGAINST each of our nominees for director or you may ABSTAIN from voting. With respect to the other proposals, you may vote FOR or AGAINST the proposal or ABSTAIN from voting.

Your shares will be voted at the Annual Meeting as directed by your electronic proxy, proxy card or voting instructions if: (1) you are entitled to vote, (2) your proxy was properly executed or properly authorized electronically or by telephone, (3) we received your proxy prior to the Annual Meeting and (4) you did not revoke your proxy prior to or at the Annual Meeting.

If you authorize your proxy electronically or by telephone or send a properly executed proxy card without specific voting instructions, the designated proxy holders will vote your shares FOR the election of our nominees for director and FOR any other proposals for which the Board has recommended a favorable vote.

As of the date hereof, we do not know of any other business that will be presented at the Annual Meeting. If other business shall properly come before the Annual Meeting, including any proposal submitted by a stockholder that was omitted from this proxy statement in accordance with applicable federal securities laws, the designated proxy holders will vote your shares according to their best judgment.

Changing Your Vote or Revoking a Proxy

You may change your vote or revoke your proxy at any time before it is voted at the Annual Meeting by:

•	voting again on the Internet or by telephone (only the latest Internet or telephone proxy will be counted);

•	properly executing and delivering a later-dated proxy card;

•	voting by ballot at the Annual Meeting; or

•	notifying our Corporate Secretary of the revocation in writing.

Attendance at the Annual Meeting will not by itself revoke a previously granted proxy. IF YOU HOLD YOUR SHARES IN STREET NAME, YOU SHOULD FOLLOW THE INSTRUCTIONS YOU RECEIVE FROM YOUR BROKER OR OTHER NOMINEE TO REVOKE YOUR PROXY.

Solicitation

In addition to this mailing, our employees may solicit proxies personally, electronically or by telephone, press release, facsimile, telegraph, the Internet or advertisements. We will pay all of the costs of this proxy solicitation. We will also reimburse brokers, banks, nominees and other fiduciaries for their expenses in sending these materials to you and getting your voting instructions. We have engaged Innisfree M&A Incorporated to provide ongoing advice and informational support for a monthly fee of $7,500, plus customary disbursements. Those services include proxy solicitation services for the Annual Meeting at no additional cost based on the proposals included in this proxy statement.

If You Receive More Than One Proxy Card or Voting Instruction Form

If you hold your shares in multiple accounts or registrations, or in both registered and street name, you will receive a proxy card or voting instruction form for each account. Please sign, date and return all proxy cards you receive from us. If you choose to vote by phone or via the Internet, please vote once for each proxy card you receive. Only your latest dated proxy for each account will be voted.

Dissenter’s Rights

Under Delaware law, you will not have dissenter’s, appraisal or other similar rights with respect to any of the proposals set forth in this proxy statement.

Multiple Stockholders Sharing the Same Address

Please note that brokers may deliver only one set of proxy materials to multiple stockholders sharing an address unless we have received contrary instructions from one or more of those stockholders. This practice, known as “householding,” is designed to reduce printing and postage costs. If any stockholder residing at such an address wishes to receive a separate set of proxy materials, we will promptly deliver a separate copy to any stockholder upon written or oral request to Jackie Lustig at Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453, by telephone at (781) 647-3900 or by e-mail at jackie.lustig@alere.com. Stockholders can also contact Ms. Lustig in this manner to indicate that they wish to receive separate sets of proxy materials, as applicable, in the future or to request that we send only a single set of materials to stockholders sharing an address who are currently receiving multiple copies.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

The proxy statement, proxy card and annual report to stockholders are available at www.proxyvote.com. We will also post any additional soliciting materials that we may use on that website. You can read, print, download and search these materials at that website. The website does not use “cookies” or other tracking devices to identify visitors.

If You Have Any Questions

If you have any questions, or need assistance in voting your shares, please contact Innisfree M&A Incorporated, toll-free, at 1-877-825-8619.

Corporate Governance

This section describes certain of our current corporate governance practices. If the Merger with Abbott is consummated, Abbott will own all outstanding shares of our common stock, and, pursuant to the terms of the Merger Agreement with Abbott, the directors of a wholly owned subsidiary of Abbott will replace all of the directors serving on our Board at the time of such consummation. In that case, Abbott and the new directors may choose to alter any or all of the governance practices described below, including board leadership, the use of committees, the powers and responsibilities of committees, risk oversight and our code of ethics.

The Board of Directors

Our Board currently consists of ten members, all of whose current terms will expire at the Annual Meeting. Dr. Björklund will not be standing for re-election as a director at the Annual Meeting. Effective immediately following the Annual meeting, the size of our Board has been reduced to nine members.

Our Board has determined that the following directors are independent under the rules of the NYSE: Dr. Björklund, Dr. Ginsburg, Ms. Goldberg, Mr. Levy, Mr. Markison, Dr. McKillop, Mr. Powers, Dr. Quelch and Mr. Roosevelt.

Our Board held ten meetings during 2015. We have no formal policy regarding Board members’ attendance at our annual meetings of stockholders. Last year, each of the members of the Board attended our annual meeting of stockholders. Further, during 2015, all Board members attended at least 75% of the total number of meetings of the Board and each committee on which he or she served.

Our Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards for such committees. All three committees operate pursuant to written charters, which are posted in the Corporate Governance section of the Investors page on our website at www.alere.com. The key practices and procedures of our Board are outlined in our Corporate Governance Guidelines, which are also available on the Corporate Governance section of our website under Governance Committee Documents.

The Audit Committee

The Audit Committee consists of Mr. Levy, its Chairperson, Mr. Markison and Dr. McKillop. Among other things, the Audit Committee oversees our accounting and financial reporting processes, including the selection, retention and oversight of our independent registered public accounting firm and the pre-approval of all auditing and non-auditing services provided by our independent registered public accounting firm. The Audit Committee’s 2015 Audit Committee Report is included in this proxy statement beginning on page 48. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. The Audit Committee held 12 meetings during 2015.

The Compensation Committee

The Compensation Committee currently consists of Mr. Roosevelt, its Chairperson, Dr. Björklund, Ms. Goldberg and Mr. Markison. Dr. Björklund will not be standing for re-election as a director at the Annual Meeting. The Compensation Committee develops and implements executive officer and director compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Under its charter, the Compensation Committee may delegate any or all of its responsibilities to a subcommittee, but to date it has not chosen to do so. During 2015, the Compensation Committee held nine meetings. The Compensation Discussion and Analysis recommended by the Compensation Committee to be included in this proxy statement begins on page 21. Among other things, the Compensation Discussion and Analysis describes in greater detail the Compensation Committee’s role in the executive compensation process. In addition, the Compensation Committee’s role in establishing director compensation is described in more detail under “Compensation of Directors” beginning on page 44 of this proxy statement.

The Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee consists of Dr. Quelch, its Chairperson, Dr. Ginsburg, Mr. Powers and Mr. Roosevelt. The

Nominating and Corporate Governance Committee is charged with recommending nominees for election to the Board, overseeing the selection and composition of committees of the Board, developing and recommending corporate governance principles and overseeing our continuity planning process. The Nominating and Corporate Governance Committee conducts inquiries into the backgrounds and qualifications of possible director candidates and has the authority to retain any search firm or other advisors to assist in identifying candidates to serve as directors. The Nominating and Corporate Governance Committee has established certain membership criteria for our Board. The Board membership criteria can be viewed under the heading Governance Committee Documents in the Corporate Governance section of the Investors page of our website at www.alere.com. Pursuant to the committee’s charter, in identifying and evaluating director candidates, including candidates proposed or recommended by stockholders, the Nominating and Corporate Governance Committee takes into account all factors it considers appropriate, which may include strength of character, mature judgment, career specialization, relevant technical skills, diversity and the extent to which the candidate would fill a present need on the Board. While we do not have a formal diversity policy for Board membership, the Board seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of its discussions and decisions. The Nominating and Corporate Governance Committee considers diversity with respect to viewpoints, accomplishments, skills, experiences and community involvement, among other factors such as gender, race, national origin and age, in its evaluation of candidates for Board membership. Such diversity considerations are discussed by the Nominating and Corporate Governance Committee in connection with the general qualifications of each potential nominee. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards and whether the candidate would bring a unique perspective to the Board, which is consistent with the committee’s goal of creating a board of directors that best serves our needs and the interests of our stockholders. The Nominating and Corporate Governance Committee employs a search firm to initially identify and screen nominee candidates. During 2015, the Nominating and Corporate Governance Committee held two meetings. The Company did not pay a fee to, or otherwise engage, any third party to identify or evaluate or assist in identifying or evaluating potential nominees for the board of directors that are named in this proxy statement.

Executive Sessions

Our non-management directors meet at regularly scheduled executive sessions without management participation, generally in connection with regularly scheduled Board meetings. Since the appointment of Mr. Powers as our Chairman of the Board in May 2014, he has presided over executive sessions of our non-management directors at which he was present.

Board Leadership Structure and Role in Risk Oversight

In May 2014, our Board of Directors separated the roles of Chairman of the Board and Chief Executive Officer. In conjunction with this separation of roles, Gregg J. Powers was appointed to serve as the independent Chairman of the Board.

Our Board believes that, at this time, separating the roles of Chairman and Chief Executive Officer allows for enhanced corporate governance and board oversight of management. The Board also believes that the separation of the roles of Chairman and Chief Executive Officer allows the Chief Executive Officer to focus more of his time and energy on operating and managing our business.

In October 2013, the Board amended our by-laws to provide for a Lead Independent Director to be appointed by our independent directors whenever our Chairman is also our Chief Executive Officer.

All of the directors on each of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee are independent directors.

Our executive officers and employees are responsible for the day-to-day management of the risks that we face, while our Board, as a whole and through its committees, has responsibility for the oversight of risk management. In its risk oversight role, the Board is responsible for satisfying itself that our risk management processes are adequate and functioning as designed. The Board’s involvement in risk oversight includes receiving regular reports from members of our senior management and evaluating areas of material risk, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. The Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee each report at the next meeting of the Board all significant items discussed at each committee meeting, which includes a discussion of any items relating to risk oversight. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies related to our incentive compensation programs and key employee retention. The Audit Committee assists the Board in its risk oversight function by reviewing our system of disclosure controls and procedures and our internal control over financial reporting. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by managing risks associated with director candidate selection, governance and succession matters.

Communications with the Board

Stockholders and interested parties wishing to communicate with our Board or any director or group of directors (including only the non-management directors) should direct their communications to: Secretary, Alere Inc., 51 Sawyer Road, Suite 200, Waltham, MA 02453. Stockholder communications must state the number of shares of our stock beneficially owned by the stockholder sending the communication. The Secretary will forward the stockholder or interested-party communication to the Board or to any individual director or directors to whom the communication is directed; provided, however, that if the communication is unduly hostile, profane, threatening, illegal or otherwise inappropriate, the Secretary has the authority to discard the communication and take any appropriate legal action.

Code of Ethics

Our Board has adopted a code of ethics that applies to all of our employees and agents worldwide, including our chief executive officer, our chief financial officer, our chief accounting officer, our other executive officers and the members of the Board. Known as the Alere Inc. Code of Conduct, the code of ethics is posted in its entirety in the Corporate Governance section of the Investors page of our website at www.alere.com. We intend to make required disclosures of amendments to our code of ethics, or waivers of a provision of our code of ethics, on the Corporate Governance page of our website.

Proposal 1

Election of Directors

Our Board of Directors currently has ten members, all of whose terms expire at the Annual Meeting. Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated all of our current directors, other than Dr. Björklund, for re-election at the Annual Meeting. Dr. Björklund has decided not to stand for re-election at the Annual Meeting and, therefore, he will no longer serve as a director as of the Annual Meeting. Effective immediately following the Annual Meeting, the size of our Board has been reduced to nine members. Directors elected at the Annual Meeting will hold office until the next annual meeting of stockholders and will continue in office until their successors are duly elected and qualified or until their earlier death, resignation, disqualification or removal. Each person nominated below has consented to being named in this proxy statement and has agreed to serve if elected. If the Merger with Abbott is consummated, pursuant to the terms of the Merger Agreement with Abbott, all of the directors serving on our Board at the time of such consummation will cease to serve as directors and will be replaced by the directors of a wholly owned subsidiary of Abbott.

Each of our nominees has professional experience in areas relevant to our strategy and operations and offers leadership and diverse perspectives that are important for our future success. We believe our nominees also possess other attributes necessary to contribute to an effective Board: integrity, honesty and adherence to high ethical standards; business acumen; sound and independent judgment; ability to devote significant time to serve on our Board of Directors and its committees and to work in a collaborative manner with other Board members; and an unwavering commitment to representing the long-term interests of all of our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF EACH OF THE BOARD’S FOLLOWING NINE NOMINEES FOR DIRECTOR ON THE PROXY CARD OR VOTING INSTRUCTION FORM:

Gregg J. Powers joined our Board in August 2013 and became Chairman of the Board in May 2014. Mr. Powers has served as the Chairman of

Private Capital Management, an institutional investment management firm, since 2009 and as that firm’s Chief Executive Officer since 2008. Mr. Powers joined Private Capital Management in 1988 and served in a number of roles with that firm, including as its President, before assuming his current positions. In addition to his duties as Chairman and Chief Executive Officer of Private Capital Management, Mr. Powers also serves as a portfolio manager for that firm and oversees all aspects of the investment of client portfolios. Since August 2013, Mr. Powers has served as a director of Quantum Corporation, a data protection and management company, where he serves as the Chair of the Corporate Governance and Nominating Committee. Mr. Powers is a member of our Board’s Nominating and Corporate Governance Committee. Mr. Powers’ appointment to our Board was in response to stockholder feedback regarding the importance of direct stockholder representation, and his substantial experience in the investment management field provides our Board with valuable insights into the concerns of stockholders.

Geoffrey S. Ginsburg, M.D., Ph.D. joined our Board in July 2015. Dr. Ginsburg has served as the founding director for the Center for Applied Genomics & Precision Medicine at the Duke University Medical Center since July 2014 and has also served at Duke University as a professor of Medicine since September 2004, Pathology since September 2004 and Biomedical Engineering since September 2013. Dr. Ginsburg has served as a professor in the School of Nursing at Duke University since January 2016. His work spans oncology, infectious disease, cardiovascular disease and metabolic disorders, and his research addresses the challenges for translating genomic information into medicine practice using new and innovative paradigms, and the integration of precision medicine into healthcare. Dr. Ginsburg currently serves as an expert panel member for Genome Canada, as a member of the Board of External Experts for the National Heart, Lung and Blood Institute, as co-Chair of the Institute of Medicine’s Roundtable on Genomic and Precision Health, as a member of the advisory council for the National Center for Accelerating Translational Science, as co-Chair of the Cures Acceleration Network, co-Chair of the IOM/NIH Global Genomic Medicine Collaborative,

and as a member of the World Economic Forum’s Global Agenda Council on the Future of the Health Sector. Prior to Duke, Dr. Ginsburg worked at Millennium Pharmaceuticals, Inc. from 1997 to 2004, serving as senior program director for cardiovascular diseases and later as Vice President of Molecular and Personalized Medicine, where he was responsible for developing pharmacogenomics and biomarker strategies for therapeutics. Dr. Ginsburg is a member of our Board’s Nominating and Corporate Governance Committee. Dr. Ginsburg is an internationally recognized expert in genomics and personalized medicine. Dr. Ginsburg’s substantial technical experience in the fields in which we operate brings useful insight to our Board with respect to our operations, our products and our product development programs.

Carol R. Goldberg has served on our Board since May 2001. Ms. Goldberg served as a director of our predecessor company, Inverness Medical Technology, from August 1992 through November 2001, when that company was acquired by Johnson & Johnson. Since December 1989, she has served as President of The AVCAR Group, Ltd., an investment and management consulting firm in Boston, Massachusetts. Ms. Goldberg is a member of our Board’s Compensation Committee. As the former President and Chief Operating Officer of Stop & Shop Companies, Inc., Ms. Goldberg brings a wealth of financial, marketing and consumer expertise to our Board.

John F. Levy has served on our Board since May 2001 and served as our lead independent director from October 2013 to May 2014. Mr. Levy served as a director of Inverness Medical Technology from August 1996 through November 2001, when that company was acquired by Johnson & Johnson. Since 1993, he has been an independent consultant. Mr. Levy served as President and Chief Executive Officer of Waban, Inc., a warehouse merchandising company, from 1989 to 1993. Mr. Levy is Chairperson of our Board’s Audit Committee. A former chief executive officer, Mr. Levy brings to our Board financial expertise, investment experience and knowledge of distribution systems.

Brian A. Markison joined our Board in August 2013. Mr. Markison has been a healthcare industry executive at Avista Capital Partners, L.P., a private equity firm, since September 2012. Before joining Avista Capital Partners, Mr. Markison served as the President and Chief Executive Officer and a member of the board of directors of Fougera Pharmaceuticals Inc., a specialty dermatology company, from July 2011 until its sale to Sandoz, a division of Novartis, in July 2012. Prior to that, Mr. Markison was the President and Chief Executive Officer of King Pharmaceuticals, Inc., a manufacturer of pharmaceuticals and medical devices, from July 2004 through the closing of its sale to Pfizer in March 2011. Mr. Markison joined King Pharmaceuticals as Chief Operating Officer in March 2004 and served in that role until his promotion to Chief Executive Officer. From July 2007 to February 2011, Mr. Markison also served as the Chairman of the board of directors of King Pharmaceuticals. Before joining King Pharmaceuticals, Mr. Markison held various positions at Bristol-Myers Squibb from 1982 to 2004, including President of Neuroscience/Infectious Disease and Dermatology and President of Oncology, Virology and Oncology Therapeutics Network. Mr. Markison has served as the Lead Outside Director on the board of directors of Immunomedics, Inc., a biopharmaceutical therapeutics company, since December 2004, the Chairman of the board of directors of Rosetta Genomics Ltd., a leading developer of microRNA-based molecular diagnostics, since April 2011, the Chairman of the board of directors of Lantheus Medical Imaging, Inc., a developer, manufacturer and distributor of diagnostic imaging agents, since January 2013, where he has served as a director since September 2012. He served as a member of the board of directors of PharmAthene, Inc., a developer of medical countermeasures against biological and chemical threats, from September 2011 to March 2015. In December 2013, Mr. Markison became Executive Chairman of Vertical Pharmaceuticals, a privately-held specialty pharma company. Mr. Markison is on the compensation committees of Immunomedics, Inc. and Rosetta Genomics Ltd. He also serves on the board of trustees for the College of New Jersey. Mr. Markison is a member of our Board’s Compensation Committee and Audit Committee. Mr. Markison’s long tenure and experience as an operating executive in the healthcare industry, including as Chief Executive Officer of King Pharmaceuticals, which completed several acquisitions before being sold to Pfizer in 2011, is of substantial value to our Board.

Sir Thomas Fulton Wilson McKillop, Ph.D. joined our Board in August 2013. Dr. McKillop has been the Chairman of Evolva Holdings SA, a biosynthetic technologies company listed on the

Swiss Stock Exchange that produces sustainable ingredients for health nutrition and wellness, since May 2012, having served as a non-executive director since June 2010. In 1994, Dr. McKillop was appointed the Chief Executive Officer of Zeneca Pharmaceuticals, which was formed as a result of the separation by Imperial Chemical Industries of its pharmaceuticals, agrochemicals and specialties businesses. In April 1999, following the merger of Zeneca plc and Astra AB, Dr. McKillop was appointed the Chief Executive Officer of AstraZeneca plc, a position he held until his retirement in 2005. Dr. McKillop served as the Chairman of the Royal Bank of Scotland Group from April 2006 through February 2009, the President of the Science Council in the United Kingdom from February 2007 through September 2011, and a non-executive director of BP plc, from 2004 to 2009, Lloyds TSB Group plc, from 1999 to 2004, and Nycomed Amersham plc and its predecessor companies, from 1992 to 2001. Dr. McKillop is also currently a non-executive director of UCB SA, a Euronext-listed biopharmaceuticals manufacturer, and a member of its governance, nomination and compensation committee; and Almirall, S.A., a pharmaceuticals company listed on the Madrid, Barcelona, Bilbao and Valencia stock exchanges, for which he is also President of its appointments and remuneration committee. In addition, Dr. McKillop has held varying roles in industry groups, including tenures as the Chairman of the British Pharma Group, President of the European Federation of Pharmaceuticals Industries and Associations, Chairman of the Pharmaceutical Industry Task Force and as a member of the European Round Table of Industrialists and the European Financial Services Round Table. In 2002, Dr. McKillop was knighted in recognition of his services to the pharmaceuticals industry, and he is a Fellow of the Royal Society of London, a Fellow of the Royal Society of Edinburgh and a Fellow of the United Kingdom Academy of Medical Sciences. Dr. McKillop is a member of our Board’s Audit Committee. Dr. McKillop’s operating experience as Chief Executive Officer of Zeneca plc, and his leadership of AstraZeneca plc, a global pharmaceutical company with a particular emphasis on European and emerging markets, is of substantial value to our Board.

John A. Quelch, C.B.E., D.B.A. joined our Board in March 2003. Dr. Quelch has been the Charles Edward Wilson Professor of Business Administration at Harvard Business School and

professor in Health Policy and Management at Harvard School of Public Health since January 2013. Between February 2011 and January 2013, Dr. Quelch served as Dean, Vice President and Distinguished Professor of International Management at the China Europe International Business School in Shanghai. From July 2001 through January 2011, he was professor and Senior Associate Dean at the Harvard Business School. From July 1998 through June 2001, he was Dean of the London Business School. Dr. Quelch also serves as a director of Aramark, a food service, facilities management and uniforms company, and Luvo Inc., a privately held retail food products company. Dr. Quelch served as a director of WPP plc from 1988 to 2013, Pepsi Bottling Group from 2005 to 2010 and Gentiva Health Services, Inc. from 2006 to 2009. He is Chairperson of our Board’s Nominating and Corporate Governance Committee. Through his international business experience and academic credentials, Dr. Quelch brings to our Board both industry and academic expertise in marketing and organizational management.

James Roosevelt, Jr. joined our Board in February 2009. Mr. Roosevelt served as the Chief Executive Officer of Tufts Health Plan from 2005 until January 2016 and served as the President of Tufts Health Plan from 2005 until September 2013. He now serves as an advisor to the board and the CEO of Tufts Health Plan. From 1999 to 2005, Mr. Roosevelt was Senior Vice President and General Counsel of Tufts Health Plan. Mr. Roosevelt also serves as Co-Chair of the Rules and By-laws Committee of the Democratic National Committee, Co-Chair of the board of directors for the Tufts Health Care Institute, and a member of the board of directors of America’s Health Insurance Plans. Mr. Roosevelt is Chairperson of our Board’s Compensation Committee and a member of our Board’s Nominating and Corporate Governance Committee. Mr. Roosevelt brings to our Board extensive senior management, policy-making and financial experience within the health insurance industry, which includes important customers of our Company and is a driving force behind the demand for control of healthcare costs, which is reshaping the diagnostic and health management industries in which we operate.

Namal Nawana has served as a member of our Board and Chief Executive Officer and President since October 2014. Mr. Nawana joined us as Chief Operating Officer in December 2012 before being named Interim Chief Executive Officer in July 2014. Before coming to Alere, Mr. Nawana spent 15 years at Johnson & Johnson in various leadership roles. Most recently, he served as the Worldwide President of DePuy Synthes Spine, a Johnson & Johnson company, from February 2011 to November 2012. Prior to that, Mr. Nawana served as Area Vice President for Johnson & Johnson Medical in Australia and New Zealand from January 2009 to February 2011, Chairman of the DePuy Asia Pacific Franchise Council, General Manager for DePuy Australia from 2007 to December 2008 and General Manager for DePuy Canada from 2004 to 2007. Mr. Nawana holds an Honors Degree in Mechanical Engineering and a Master’s degree in Medical Science from the University of Adelaide, South Australia, and an MBA from Henley Management College. He is a member of the Board of Directors of Advamed Dx, a diagnostics industry organization, and the Board of Directors of Malaria No More.

Vote Required

Director nominees must be elected by a majority of the votes properly cast at the Annual Meeting. Votes may be cast FOR or AGAINST each nominee. A nominee will be elected only if the number of votes cast FOR that nominee exceeds the number of votes cast AGAINST that nominee. Pursuant to our director resignation policy, each nominee has submitted a resignation that will take effect only if the nominee fails to receive a majority of the votes properly cast on his or her re-election and such resignation is accepted by our Board.

If you are a holder of record and you fail to vote your shares, either in person or by proxy, the votes represented by your shares will be excluded entirely from the vote and will have no effect. If you hold your shares through a broker, bank or other nominee (i.e., in “street name”) and you do not instruct your broker or other nominee how to vote your shares with respect to the election of directors, any broker or nominee subject to the NYSE rules will be prohibited by those rules from voting your shares in the election of directors. Instead, the votes represented by your shares will be counted as “broker non-votes,” will be excluded entirely from the vote, and will have no effect on the election of directors.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the election of each of the Board’s nominees for director named above on the proxy card or voting instruction form.

Proposal 2

Ratification of Selection of Independent Registered Public Accounting Firm

A primary responsibility of the Audit Committee is to select an independent registered public accounting firm for the fiscal year. Several factors go into this selection process, including the firm’s historical and recent performance on similar projects, the firm’s experience, client service, responsiveness, leadership, management structure, client and employee retention, compliance and ethics programs, appropriateness of fees charged and the firm’s overall technical expertise. Based on all of these factors, the Audit Committee selected PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016. Pursuant to this proposal, we are asking our stockholders to ratify this selection. PwC has been our independent registered public accounting firm since June 2010. Although stockholder ratification is not required by our by-laws or otherwise and has no binding effect on the Audit Committee, we are submitting the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016 to our stockholders for ratification as a matter of good corporate practice. If the selection is not ratified, the Audit Committee may consider whether another registered independent public accounting firm is appropriate. Even if this selection is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent public accounting firm at any time during the year if it determines that such a change would be in our best interest. Similarly, if the Merger with Abbott is consummated, pursuant to the terms of the Merger Agreement with Abbott, the directors of a wholly owned subsidiary of Abbott will replace all of the directors serving on our Board at the time of such consummation, and the new directors may alter the selection of PwC.

Vote Required

The ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016 requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. In accordance with Delaware law and our by-laws, abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the ratification of the selection of PwC as our independent registered public accounting firm for the fiscal year ending December 31, 2016 on the proxy card or voting instruction form.

Proposal 3

Advisory Vote on Executive Compensation

Our Board is committed to excellence in governance. As part of that commitment, and pursuant to Section 14A of the Securities Exchange Act of 1934, as amended, the Board is providing our stockholders an opportunity to cast an advisory vote regarding the compensation paid to our named executive officers.

The Compensation Committee develops and implements executive compensation policies and plans that provide incentives intended to promote our long-term strategic plans and that are consistent with our culture and the overall goal of enhancing enduring stockholder value. Our compensation policies and plans are designed to attract, retain and motivate the talented and dedicated executives who are critical to achieving our goals of continued growth, innovation, increasing profitability, and ultimately maximizing stockholder value. At our 2015 annual meeting of stockholders, our stockholders approved the compensation paid to our named executive officers for 2014; of the votes cast on the proposal (which exclude abstentions and broker non-votes), 73% were cast for approval.

We believe that the vote to approve the compensation paid to our named executive officers for 2014 was negatively impacted by the Compensation Committee’s decision in October 2014 to offer certain of our officers change of control severance agreements that included excise tax gross-up protections. The Compensation Committee made this decision in the context of fundamental strategic and management changes at the Company, including the June 2014 resignation of our founder and chief executive officer along with two other founding executive officers, and in response to public statements made in September 2014 by those former executive officers. We offered similar agreements to other officers in early 2015. In mid-2015, the Compensation Committee determined that it was no longer appropriate to include excise tax gross-up protections in change of control severance agreements provided to our officers. Since that time, we have not included those protections in agreements with our officers and, as a practice, do not intend to approve inclusion of excise tax-gross up protections in future agreements with our officers.

The “Compensation Discussion and Analysis,” beginning on page 21 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee with respect to 2015 in more detail.

The Board believes that the compensation of our named executive officers for 2015 was established in a manner consistent with the best interests of our stockholders. Accordingly, we request that our stockholders approve the following resolution.

RESOLVED: That the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and the accompanying narrative disclosure in our proxy statement for the 2016 Annual Meeting of Stockholders, is hereby approved.

While this resolution is non-binding, our Board values the opinions that stockholders express in their votes and in other discussions. The Board will consider the outcome of the vote and those opinions in making compensation decisions for the remainder of 2016 and beyond.

In 2011, we held a stockholder advisory vote on the frequency of stockholder advisory votes on executive compensation. A majority of the votes cast were cast in favor of holding stockholder advisory votes on executive compensation every year, and we decided to follow the will of the majority. The next stockholder advisory vote on executive compensation will occur at the 2017 annual meeting of stockholders, to the extent such meeting is held, as discussed below.

Vote Required

The approval of the non-binding proposal to approve the compensation of our named executive officers requires the affirmative vote of a majority of the votes properly cast FOR and AGAINST this proposal. Abstentions and broker non-votes will not be counted as votes cast on this matter and, accordingly, will have no effect on the outcome of the vote.

Recommendation

Our Board of Directors unanimously recommends that you vote FOR the approval of the compensation paid to our named executive officers, as disclosed pursuant to Item 402 of

Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables and the accompanying narrative disclosure in the proxy statement, on the proxy card or voting instruction form.

Information Regarding Directors and Executive Officers

The following table provides information with respect to our directors and executive officers. For biographical information regarding directors nominated for election at the Annual Meeting, see “Proposal 1—Election of Directors” beginning on page 8 of this proxy statement. This information has been furnished by the respective individuals.

Name	Age	Position
Namal Nawana	45	Director, Chief Executive Officer and President
James Hinrichs	49	Chief Financial Officer, Executive Vice President
John Bridgen, Ph.D.	70	Senior Vice President, Business Development
Ellen Chiniara	58	Senior Vice President, Chief Ethics and Compliance Officer, General Counsel and Secretary
Daniella Cramp	43	Global President, Cardiometabolic
Mark Gladwell	41	Senior Vice President, Global Operations
Melissa Guerdan	42	Senior Vice President, Global Quality and Regulatory Assurance
Robert Hargadon	60	Senior Vice President, Global Human Resources
Sanjay Malkani	47	Global President, Toxicology
Avi Pelossof	54	Global President, Infectious Disease
Renuka Uppaluri, Ph.D.	45	Senior Vice President, Global Research and Development
Jonathan Wygant	45	Chief Accounting Officer, Controller and Vice President of Finance
Gregg J. Powers	53	Chairman of the Board
Håkan Björklund, Ph.D.	60	Director
Geoffrey S. Ginsburg, M.D., Ph.D.	59	Director
Carol R. Goldberg	85	Director
John F. Levy	69	Director
Brian A. Markison	57	Director
Thomas McKillop, Ph.D.	73	Director
John A. Quelch, D.B.A.	65	Director
James Roosevelt, Jr.	70	Director

Executive Officers Who Are Not Directors

Jim Hinrichs joined us as Executive Vice President and Chief Financial Officer in April 2015. Before joining us, Mr. Hinrichs served as Chief Financial Officer at CareFusion Corp., a global medical technology corporation, from December 2010 until Becton Dickinson acquired CareFusion in March 2015. Prior to that role, Mr. Hinrichs served in various roles at CareFusion, including Senior Vice President of Global Customer Support and Corporate Controller from January 2009 to December 2010. Mr. Hinrichs joined Cardinal Health, a global health services and products company, in 2004 and served in a variety of roles, including Executive Vice President and Controller, and Chief Financial Officer of the Clinical and Medical Products segment and Healthcare Supply Chain Services segment prior to the spin-off of CareFusion from Cardinal Health in August 2009. Before joining Cardinal Health in 2004, Mr. Hinrichs compiled 12 years of finance and marketing experience at Merck & Co. and SangStat Medical Corporation. Since April 2014, Mr. Hinrichs has served as a director of Orthofix International N.V., a global medical device company, where he is the Chair of the Audit and Finance Committee.

John Bridgen, Ph.D. has served as Senior Vice President, Business Development since July 2010, after serving as our Vice President, Business Development from June 2006 to July 2010. He served as our Vice President, Strategy from September 2005 to June 2006. Dr. Bridgen joined our Company in September 2002, upon our acquisition of Wampole Laboratories, LLC. Dr. Bridgen served as President of Wampole from August 1984 until September 2005. Prior to joining Wampole, Dr. Bridgen had global sales and marketing responsibility for the hematology and immunology business units of Ortho Diagnostic Systems Inc., a Johnson & Johnson company.

Ellen Chiniara serves as Senior Vice President, General Counsel, Chief Ethics and Compliance Officer and Secretary and is responsible for managing legal, compliance and government affairs for our Company. Ms. Chiniara joined us in October 2006 as General Counsel, Professional Diagnostics and Assistant Secretary and became our Vice President and General Counsel in May 2007, Secretary in May 2010 and our Senior Vice President and Chief Ethics and Compliance Officer in July 2014. From 2002 to 2006, Ms. Chiniara was Associate General Counsel, Neurology of Serono, Inc., a biopharmaceutical company. Previously, she served as General Counsel to a healthcare venture capital fund and a healthcare management services organization, where she also was Chief Operating Officer of its clinical trial site management division. From 1994 to 1997, Ms. Chiniara was Assistant General Counsel at Value Health, a specialty managed healthcare company, where she focused on disease management and healthcare information technology. Prior to 1994, Ms. Chiniara was a partner with Hale and Dorr (now WilmerHale). Ms. Chiniara received her J.D. from Stanford Law School.

Daniella Cramp has served as Global President of our cardiometabolic business unit since January 2014. In this role she focuses on diagnostic products primarily marketed into hospitals and our cardiovascular and diabetes diagnostics and health management solutions. Previously, Ms. Cramp served as Global President of our chronic care business unit from March 2013 to January 2014 and as the Vice President of our cardiovascular business unit from September 2007 to March 2013. Ms. Cramp joined our Company in June 2007 upon our acquisition of Biosite Incorporated. Ms. Cramp served as the director of marketing for Biosite from 2004 to 2007. Prior to that, Ms. Cramp was the director of Biosite’s physician office segment where she initiated Biosite’s entry into the outpatient setting with its diagnostic platform, Triage. Ms. Cramp also served as the product director for the launch of the Triage BNP Test, the world’s first blood test for heart failure diagnosis. Prior to joining Biosite, Ms. Cramp worked in the pharmaceutical industry for Astra Merck and later AstraZeneca from 1994 to 2000 in various sales and marketing roles supporting cardiovascular and gastrointestinal pharmaceutical products.

Mark Gladwell was appointed Senior Vice President, Global Operations in January 2015. Previously, he served as Vice President of Operations for North America, Europe, Middle East and Africa since January 2014. Mr. Gladwell joined Alere in 2001 and has served in various roles since, including Vice President of Operations for North America from September 2011 to December 2013, and Vice President of Quality and Technical Service from 2007 to 2010. Before joining Alere, Mr. Gladwell held operations, quality and project leadership positions with Johnson & Johnson, Agfa Gavert and DuPont, culminating in more than 18 years of experience in manufacturing high-volume, high-technology in-vitro diagnostics and medical devices.

Melissa Guerdan has served as Senior Vice President, Global Quality and Regulatory since July 2014. She joined Alere in August 2012 as Vice President, Global Quality Assurance and became Vice President, Global Quality and Regulatory in October 2013. Prior to coming to Alere, Ms. Guerdan was Vice President of Quality Operations for Covidien’s pharmaceuticals business from March 2008 to August 2012. In this capacity, she was responsible for leading quality and compliance across 11 global manufacturing facilities producing and distributing products ranging from urological imaging systems, contrast media/delivery systems, nuclear medicine products, and specialty generic pharmaceuticals. Prior to that, Ms. Guerdan served as Director of Quality for Baxter’s Renal and Medication Delivery businesses from 2004 to 2008. In addition to these key leadership roles, Ms. Guerdan also held various quality positions at Pfizer and Aventis Behring.

Robert Hargadon joined us as Vice President, Global Human Resources, formerly referred to as Global Culture and Performance, in October 2010 and was promoted to Senior Vice President, Global Human Resources in July 2014. He has over 30 years of experience in human resources, leadership and organization development. Mr. Hargadon served as Vice President, Human Resources at drugstore.com, an online pharmacy, from November 2006 through October 2010. Prior to that, Mr. Hargadon was General Manager, Corporate Learning and Development at Microsoft from September 2005 to April 2006 and held various human resources leadership positions at Boston Scientific Corporation, a medical device manufacturer, from 1997 to 2005, including Vice

President of International Human Resources and Vice President, Leadership Development from September 1997 to June 2005. Mr. Hargadon served as Vice President, Learning and Development at Fidelity Investments from 1993 to 1997. Mr. Hargadon also had 15 years of experience with the consulting firms Novations Group, Inc. and Harbridge House, which was acquired by PricewaterhouseCoopers LLP.

Sanjay Malkani has served as Global President, Toxicology since February 2013. Previously, he led our Global Toxicology unit as Vice President and has been directly responsible for that unit’s primary US and European operations since January 2011. Mr. Malkani joined our Company as Vice President of the Toxicology Strategic Business Unit in February 2008, with responsibility for the Global Toxicology growth strategy and direct management of the US Toxicology operations. Mr. Malkani joined us from Roche Diagnostics, Inc., where he served as Vice President of Marketing for US Point-of- Care Diagnostics from 2006 to 2007, Vice President of Marketing for US Diabetes Care Hospital in 2005, and held various successive sales and marketing roles in the U.S. Diabetes Care business between 2001 and 2005. Prior to 2001, Mr. Malkani held various commercial positions at The Cambridge Group, Inc. and several start-up technology companies. Prior to completing his MBA at the Kellogg Graduate School of Management, Mr. Malkani held several sales positions at The Dow Chemical Company, Inc., where he started his career in 1991.

Avi Pelossof was appointed Global President of our infectious disease business unit in March 2013, after serving as Vice President of our infectious disease business unit from February 2008 to February 2013. Mr. Pelossof joined Alere as Vice President, Blood-Borne Pathogens in January 2007 and served in that role until January 2008. Mr. Pelossof has more than 20 years of experience in diagnostics, global health and international finance, including senior roles at Chembio Diagnostic Systems, Inc., a manufacturer of diagnostic tests for infectious diseases, and Citigroup.

Renuka Uppaluri, Ph.D. joined us as Senior Vice President, Global R&D in February 2015. Dr. Uppaluri brings with her a wealth of experience in leading research and development organizations, most recently serving as Vice President, Global R&D at Covidien, from September 2009 to February 2015, where she led the respiratory and monitoring solutions R&D team to several substantive product launches. Before Covidien, Dr. Uppaluri spent ten years at GE Healthcare, starting as a systems engineer and ending as the General Manager of the Global Diagnostics X-Ray Imaging division. Since April 2016, Dr. Uppaluri has served as a director of Altran Technologies SA, a French innovation and engineering consulting firm. Dr. Uppaluri received a BE degree from the University of Mumbai and her Ph.D. from the University of Iowa.

Jonathan Wygant has served as our Chief Accounting Officer and Controller since April 2016 and as our Vice President of Finance since January 2016. From August 2013 until he joined us, Mr. Wygant was the Senior Vice President, Controller and Chief Accounting Officer of CareFusion Corporation. From May 2010 to August 2013, Mr. Wygant was CareFusion’s Vice President, Finance and Assistant Controller, and from August 2009 to May 2010, he was CareFusion’s Director, Finance. Before CareFusion’s spinoff from Cardinal Health in August 2009, he served as Cardinal Health’s Director, Finance—Clinical and Medical Products. Mr. Wygant previously held various other accounting positions, including as a senior auditor with the accounting firm of PricewaterhouseCoopers LLP.

Security Ownership of Certain Beneficial Owners and Management

The following table, which was prepared on the basis of information furnished by the persons described, shows ownership of the Company common stock as of September 1, 2016 by each person or entity known by us to beneficially own more than five percent of our common stock, the chief executive officer, the chief financial officer, each of the other three most highly compensated executive officers, each director, and the directors and executive officers of the Company as a group. Unless otherwise indicated, each of the named individuals has sole voting and investment power with respect to the shares shown. The beneficial ownership of each director and executive officer, other than Mr. Powers, is less than 1% of the outstanding shares.

	Common Stock
Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Class(3)
FMR LLC(4)	9,504,227	10.96%
Invesco Ltd.(5)	7,250,709	8.36%
EdgePoint Investment Group Inc.(6)	7,189,916	8.29%
The Vanguard Group(7)	5,789,159	6.67%
Gregg Powers(8)	918,392	1.06%
Håkan Björklund, Ph.D(9)	53,756	*
Geoffrey Ginsburg(10)	10,443	*
Carol R. Goldberg(11)	171,234	*
John F. Levy(12)	298,973	*
Brian Markison(13)	53,756	*
Thomas McKillop, Ph.D.(14).	53,756	*
John A. Quelch, D.B.A.(15)	142,935	*
James Roosevelt, Jr.(16)	103,285	*
Namal Nawana(17)	402,532	*
James Hinrichs(18)	136,196	*
Sanjay Malkani(19)	146,680	*
Daniella Cramp(20)	225,302	*
Renuka Uppaluri, Ph.D.(21)	22,861	*
David Teitel(22)	9,721	*
All current executive officers and directors (21 persons)(23)	3,249,862	3.66%

*	Represents less than 1%

(1)	The address of each director or executive officer (and any related persons or entities) is c/o Alere at its principal office.

(2)	Unless otherwise indicated, to our knowledge, the stockholders identified in this table have sole voting and dispositive power with respect to the shares beneficially owned by them.

(3)	The number of shares outstanding used in calculating the percentage ownership for each person, group or entity listed includes the number of shares underlying options, warrants and convertible securities held by such person, group or entity that were exercisable within 60 days after September 1, 2016, but excludes shares of stock underlying options, warrants and convertible securities held by any other person, group or entity.

(4)	This information is based on information contained in a Schedule 13G/A filed with the SEC on April 11, 2016 by FMR LLC and Abigail P. Johnson. Each of FMR LLC and Mrs. Johnson reported that it or she has (i) in the case of FMR LLC only, sole voting power with respect to 5,294,410 shares and (ii) sole dispositive power with respect to 9,504,227 shares. The address provided therein for FMR LLC and Mrs. Johnson is 245 Summer Street, Boston, MA 02210.

(5)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 3, 2016 by Invesco Ltd. Invesco Ltd. reported that it has sole voting and dispositive power with respect to 7,250,709 shares. The address provided therein for Invesco Ltd. is 1555 Peachtree Street NE, Suite 1800, Atlanta, GA 30309.

(6)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 16, 2016 by EdgePoint Investment Group Inc. EdgePoint Investment Group Inc. reported that it has shared voting and dispositive power with respect to 7,189,916 shares. The address provided therein for EdgePoint Investment Group Inc. is 150 Bloor Street West, Suite 500, Toronto, Ontario M5S 2X9, Canada.

(7)	This information is based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2016 by The Vanguard Group. The Vanguard Group reported that it has (i) sole voting power with respect to 62,137 shares, (ii) shared voting power with respect to 4,600 shares, (iii) sole dispositive power with respect to 5,727,322 shares and (iv) shared dispositive power with respect to 61,837 shares. The address provided therein for The Vanguard Group is 100 Vanguard Blvd, Malvern, PA 19355.

(8)	Consists of 46,000 shares of common stock owned directly by Mr. Powers all of which Mr. Powers acquired through open market purchases as opposed to as part of his compensation as a director of the Company, 640,772 shares of common stock owned by clients of Private Capital Management, L.P. (“PCM”), of which Mr. Powers is Chairman and Chief Executive Officer and has trading authority, 190,125 shares of common stock owned primarily through pooled investment vehicles for which PCM serves as investment advisor and exercises exclusive investment control, 1,675 shares of common stock owned in a PCM proprietary account for which PCM exercises exclusive investment control and 39,820 shares of common stock underlying options exercisable within 60 days from September 1, 2016. The foregoing options were issued to Mr. Powers for his service as a director and were transferred to Pelican Bay Holdings, PCM’s general partner, by Mr. Powers. Mr. Powers is the sole owner, indirectly, of Pelican Bay Holdings. Mr. Powers disclaims beneficial ownership of the common shares owned by the clients of PCM.

(9)	Consists of 53,756 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(10)	Consists of 10,443 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(11)	Consists of 79,681 shares of common stock and 91,553 shares of common stock underlying options exercisable within 60 days from September 1, 2016. Includes 25,627 shares held in the Carol R. Goldberg Qualified Annuity Trust—2014 for which Ms. Goldberg is the trustee, 2,304 shares held in the Avram & Carol Goldberg Charitable Remainder Trust for which Ms. Goldberg is a trustee, and 16,666 shares held in the Sidney R. Rabb Trust f/b/o/ Carol R. Goldberg for which Ms. Goldberg is a trustee.

(12)	Consists of 166,693 shares of common stock and 132,280 shares of common stock underlying options exercisable within 60 days from September 1, 2016. Includes 1,007 shares of common stock owned by a charitable remainder unitrust of which Mr. Levy disclaims beneficial ownership.

(13)	Consists of 53,756 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(14)	Consists of 53,756 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(15)	Consists of 21,121 shares of common stock and 121,814 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(16)	Consists of 4,444 shares of common stock and 98,841 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(17)	Consists of 110,225 shares of common stock and 292,307 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(18)	Consists of 30,000 shares of common stock, 89,530 shares of common stock underlying options exercisable within 60 days from September 1, 2016 and 16,666 shares of common stock issuable in connection with the vesting of RSUs as of September 1, 2016.

(19)	Consists of 11,002 shares of common stock, 129,011 shares of common stock underlying options exercisable within 60 days from September 1, 2016, and 6,667 shares of common stock issuable in connection with the vesting of RSUs as of September 1, 2016. Includes 565 shares of common stock owned indirectly by Mr. Malkani’s spouse of which Mr. Malkani disclaims beneficial ownership.

(20)	Consists of 11,176 shares of common stock, 207,459 shares of common stock underlying options exercisable within 60 days from September 1, 2016, and 6,667 shares of common stock issuable in connection with the vesting of RSUs as of September 1, 2016. Includes 275 shares of common stock owned by the Cramp Family Trust for which Ms. Cramp is a trustee.

(21)	Consists of 4,111 shares of common stock and 18,750 shares of common stock underlying options exercisable within 60 days from September 1, 2016.

(22)	Consists of 9,721 shares of common stock. Mr. Teitel is our former Chief Financial Officer and resigned from that position on April 6, 2015.

(23)	Consists of 1,350,985 shares of common stock, 1,830,543 shares of common stock underlying options exercisable within 60 days from September 1, 2016, and 68,334 shares of common stock issuable in connection with the vesting of restricted stock units as of September 1, 2016.

In addition, as of September 1, 2016, Mr. Powers directly owns 18,608 shares of convertible preferred stock (all of which Mr. Powers acquired through open market purchases as opposed to as part of his compensation as a director of the Company). Additionally, as of September 1, 2016, 1,386 shares of convertible preferred stock are owned by clients of PCM and Mr. Powers exercises trading authority with respect to such shares and 3,257 shares of convertible preferred stock are owned through pooled investment vehicles for which PCM serves as investment advisor and exercises exclusive investment control. Mr. Powers disclaims beneficial ownership of the convertible preferred stock owned by the clients of PCM. We are not aware that any of our other directors or executive officers beneficially owns any other shares of convertible preferred stock.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis discusses the compensation paid to our “named executive officers.” Based on 2015 total compensation, our named executive officers are:

•	Namal Nawana, our President and Chief Executive Officer, or our CEO;

•	James Hinrichs, our Executive Vice President and Chief Financial Officer, or our CFO;

•	Sanjay Malkani, our Global President, Toxicology;

•	Daniella Cramp, our Global President, Cardiometabolic;

•	Renuka Uppaluri, our Senior Vice President, Research and Development; and

•	David Teitel, our former Chief Financial Officer, Vice President and Treasurer.

Philosophy and Objectives

In February 2015, the Compensation Committee approved an updated pay philosophy for our company. The objective of our executive compensation program for 2015 was to attract, retain and motivate the talented and dedicated executives who were critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing stockholder value. Specifically, we sought to attract and reward executives who displayed certain fundamental leadership characteristics that we had identified as consistent with our corporate goals and culture. We sought to provide our named executive officers, as well as a broad group of executives whom we believed to be critical to achievement of our strategic goals, with what we believed to be a competitive total compensation package, consisting primarily of base salary, performance-based cash compensation in the form of a short-term incentive plan, annual long-term incentives in the form of equity compensation and a broad-based benefits program. Base salary and benefits are intended to provide a competitive level of fixed compensation, our new short-term incentive plan is designed to provide a prompt reward for achievement of annual operational goals, and equity compensation awards are designed to reward executives, at competitive levels, for their role in helping to achieve increases in the value of our common stock.

Under our updated pay philosophy, we sought to shift the target compensation of our named executive officers toward a greater emphasis on variable compensation, including equity compensation. The Compensation Committee determined that it would be our goal to target the market 50th percentile for base salary, the market 50th percentile for short-term incentive cash compensation (as a percentage of base salary) and the market 50th to 75th percentile for annual long-term equity incentive awards, with the latter two variable compensation components to be subject to increases or decreases based on performance. The Compensation Committee determined that implementation of the updated pay philosophy may require a multi-year effort before the elements of compensation would be at the desired levels identified in our updated pay philosophy. Given that the 2014 base salaries of our named executive officers exceeded the market 50th percentile, the Compensation Committee decided not to increase the base salaries of our named executive officers for 2015. In part to mitigate the impact of above-market salaries for 2015, the Compensation Committee determined that the short-term incentive cash compensation for our named executive officers for 2015 should generally target levels closer to the market 25th percentile, rather than the 50th percentile, but should be recalibrated for 2016 and subsequent years with the goal of having a short-term incentive cash compensation target at the market 50th percentile. Lastly, the Compensation Committee determined that our equity compensation should be structured through a process of regular annual grants for continuing employees and initial grants for new employees at the time of hiring.

Our 2015 executive compensation program aimed to provide a risk-balanced compensation package that was both competitive in our market sector and relevant to the individual executive. Our 2015 compensation program sought to reward each executive’s individual performance by considering generally their past and potential contributions to our achievement of key strategic goals, such as revenue generation, organic growth, margin improvement and the establishment and maintenance of key strategic relationships. These factors were considered, along with other factors, in determining the amount of performance-based incentive compensation to be awarded to each executive. Our Compensation Committee believed that our 2015 executive compensation program would appropriately focus our executives’ attention on both achievement of our stated corporate objectives and long-term stock price appreciation.

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act, at our 2014 annual meeting of stockholders (the most recent meeting before the Compensation Committee updated our compensation philosophy in February 2015), we submitted a non-binding, advisory proposal to our stockholders to approve the compensation paid to our named executive officers for 2013. Ninety-nine percent of the votes cast on that proposal supported our executive compensation practices for 2013, as set forth in our 2014 proxy statement. Our Compensation Committee interpreted the results of this advisory vote as a strong affirmation of our overall executive compensation practices. Our Compensation Committee considered this very high level of support from stockholders when, in February 2015, it implemented our executive compensation program for 2015, which the Compensation Committee believed would be more attractive to our stockholders because of its greater emphasis on variable compensation.

At our annual meeting of stockholders in July 2015, we submitted a similar non-binding advisory proposal to our stockholders to approve the compensation paid to our named executive officers for 2014. Seventy-three percent of the votes cast on that proposal supported our executive compensation practices for 2014, as set forth in our 2015 proxy statement. Our Compensation Committee believes that support for our executive compensation practices declined primarily as a result of our decisions in the fall of 2014, in the midst of fundamental strategic changes that included the resignations of our CEO and two other co-founders, to grant retention awards to certain executive officers and enter into change of control severance agreements with them, which agreements contained, among other things, excise tax gross-up protections. Institutional Shareholder Services, a prominent proxy advisory firm, expressly identified these excise tax gross-up provisions as the basis for its recommendation that our stockholders vote against the approval of our executive compensation practices at our 2015 annual meeting of stockholders. In June 2015, based on this input and feedback from shareholders, our Compensation Committee determined that it was no longer appropriate to include excise tax gross-up protections in change of control severance agreements provided to our officers and stated that it did not intend to approve inclusion of such protections in future agreements with our officers. From that time through the date of this Annual Report on Form 10-K, we have not provided any additional excise tax gross-up protections to any of our officers. The Compensation Committee was aware of the results of this advisory vote at the time it assessed achievement of the performance goals established as part of our 2015 Short-Term Incentive Plan, or 2015 STIP, which are described in more detail below.

Executive Compensation Process

The compensation of our named executive officers, as well as our other executive officers, has been reviewed by our Compensation Committee at least annually for consistency with our compensation philosophy and objectives. Our CEO, our former CFO and, after he joined us, our current CFO, participated in this review by making their own recommendations as to the base cash compensation and performance-based compensation of our executive officers to the Compensation Committee. The Compensation Committee has considered the recommendations of management in assessing executive compensation, but from time to time it has also gathered and relied on other data and resources, and from time to time has utilized the services of a compensation consultant in reviewing and determining executive compensation. In 2015, the Compensation Committee engaged a compensation consultant, Radford, an Aon Hewitt company, to assist the committee in evaluating the compensation of our executive officers for that year.

In reviewing executive compensation for 2015, the Compensation Committee and management sought to evaluate the competitiveness of our executive compensation program by considering the practices of a peer group of companies of similar size and market focus as well as survey data from the 2014 Radford Global Survey Suite with respect to (a) a group of public medical device and diagnostic companies with revenue between $1 billion and $10 billion and (b) a group of named peer group companies that participated in the Radford Global Life Sciences and Global Technology Surveys. We refer to this survey data as the Radford Survey Data. The Radford Survey Data was weighted equally between these two groups. Radford then compiled a competitive market composite of compensation information that was weighted equally between the peer group data, drawn from public SEC filings, and the Radford Survey Data. The composite provided comprehensive baseline compensation data on positions at the executive, management and professional levels, including base cash compensation, total cash compensation, options and other equity compensation, for 782 life sciences companies. While benchmarking may not always be appropriate as a stand-alone tool for setting compensation due to the aspects of our business and objectives that may be unique to us, the Compensation Committee believed that gathering this compensation information was an important part of our executive compensation decision-making process.

In 2014 and early 2015, we disposed of a number of businesses, including our health management business, and the Compensation Committee believed that the peer group of companies to be used to evaluate the competitiveness of the compensation of our named executive officers in 2015 should be reevaluated in light of these dispositions. As part of its engagement, Radford assisted the Compensation Committee in performing this reevaluation. With Radford’s assistance, the Compensation Committee sought to identify a peer group of diagnostic, medical device and healthcare companies with similar revenue, market capitalization and employee headcount, with particular consideration given to competitors. The Compensation Committee also sought to eliminate health management companies from the peer group. The peer group previously used by the Compensation Committee for purposes of evaluating the competitiveness of the compensation of our named executive officers consisted of eighteen publicly traded companies in a similar industry space and with similar revenues and market capitalizations. Of the previous peer group companies, 22% were health management companies and 78% were diagnostics/medical equipment companies. Specifically, the peer group consisted of the following companies for purposes of establishing executive compensation in 2013, and no changes were made to the peer group for purposes of determining executive compensation in 2014:

•	Becton Dickinson and Company

•	Bio-Rad Laboratories, Inc.

•	Catalyst Health Solutions, Inc.
•	C.R. Bard, Inc.

•	Edwards Lifesciences LLC

•	Gen-Probe Incorporated

•	Healthways, Inc.

•	Hologic, Inc.

•	Hospira, Inc.

•	IDEXX Laboratories, Inc.

•	Laboratory Corporation of America Holdings

•	Life Technologies Corporation

•	Lincare Holdings, Inc.

•	Myriad Genetics, Inc.

•	PerkinElmer, Inc.

•	ResMed Inc.

•	St. Jude Medical, Inc.

•	Varian Medical Systems, Inc.

For 2015, the Compensation Committee selected the following nineteen companies for our peer group:

•	Bio-Rad Laboratories, Inc.

•	Bruker Corporation

•	Cepheid Inc.

•	Charles River Laboratories International, Inc.

•	Covance Inc.

•	CR Bard, Inc.

•	Edwards Lifesciences LLC

•	Hologic, Inc.

•	IDEXX Laboratories, Inc.

•	Laboratory Corporation of America Holdings

•	Omnicare, Inc.

•	PerkinElmer, Inc.

•	Quest Diagnostics Incorporated

•	Quidel Corporation

•	Resmed Inc.

•	Teleflex Incorporated

•	The Cooper Companies Inc.

•	Varian Medical Systems, Inc.

•	Waters Corporation

In determining each component of an executive’s compensation under our processes, the Compensation Committee considered the relevant benchmark data as well as numerous factors particular to each executive, including:

•	The executive’s particular background, including prior relevant work experience;

•	The demand for individuals with the executive’s specific expertise and experience;

•	The executive’s role with us;

•	The executive’s performance and contribution to our achievement of corporate goals and objectives; and

•	Comparison to our other executives.

The Compensation Committee considered these factors when deciding whether a named executive officer merited compensation at, above or below the benchmark level for his or her position.

In awarding compensation to certain of our named executive officers for 2015, the Compensation Committee also took into account contractual commitments we made at the time of their hiring or promotion. The relevant material terms of these commitments are described in more detail below. The contractual commitments we made to Mr. Hinrichs and Dr. Uppaluri at the time of their hiring in 2015 were not based on consideration of any particular benchmark but instead were based primarily on considerations of our overall executive compensation structure, the total compensation packages they received from their previous employers, our desire to offer them compensation packages that they would regard as competitive, the results of our negotiations to hire them, internal pay equity, affordability and our broad familiarity with compensation terms in the external marketplace.

As previously disclosed, on January 30, 2016 we entered into an agreement and plan of merger with Abbott Laboratories, or the merger agreement. We expect that, for purposes of the change of control severance agreements and similar contractual rights described below, the transactions contemplated by the merger agreement will constitute a change of control. For more information regarding the anticipated value of the payments that our named executive officers will or may be entitled to receive either upon the consummation of the change of control or upon termination of employment for specified reasons within a specified period of time following the change of control, see “Compensation of Executive Officers and Directors—Severance Agreements and Potential Payments upon Termination or Change of Control” below.

Promotion of Namal Nawana to President and CEO

In connection with his promotion to full-time President and CEO and appointment to our Board of Directors in October 2014, the Compensation Committee and Mr. Nawana agreed, among other things, that he would receive a cash bonus of $500,000, payable in January 2015, for his service as Interim CEO and Chief Operating Officer during the partial year 2014 and that his target bonus opportunity for 2015 would be equal to 100% of his annual base salary, with a threshold payout of 50% of his annual base salary and a maximum payout of 150%. The Compensation Committee and Mr. Nawana agreed that this bonus opportunity would be in lieu of any other annual incentive compensation plan to be implemented for executives for 2015.

Also in October 2014, the Compensation Committee agreed to grant Mr. Nawana, among other equity awards, 150,000 performance stock units, or PSUs, subject to determination of applicable performance targets. The Compensation Committee established the performance targets in February 2015 and, accordingly, we have included in Mr. Nawana’s compensation for 2015, as reported in the Summary Compensation Table, the February 2015 grant date fair value of the PSUs, based on our assessment, as of the date of grant, of the probable outcome of the performance conditions. The PSUs vest over three years in equal installments if various stock-price targets are met on or before specified dates, provided Mr. Nawana remains employed by us on the applicable vesting date. The PSUs provide that one-third of the PSUs vest on the first anniversary of the date of grant if the average closing price of our common stock over any consecutive 30 trading day period ending on or before December 31, 2015 exceeds $42.50 per share; one-third of the PSUs vest on the second anniversary of the date of grant if the average closing price of our common stock over any consecutive 30 trading day period ending on or before December 31, 2016 exceeds $47.50 per share;

and one-third of the PSUs vest on the third anniversary of the date of grant if the average closing price of our common stock over any consecutive 30 trading day period ending on or before December 31, 2017 exceeds $52.50 per share. We met all three of these performance targets during 2015, and one-third of the PSUs vested in February 2016.

Hiring of James Hinrichs as CFO

In March 2015, we extended an offer letter to James Hinrichs to serve as our Executive Vice President and Chief Financial Officer effective April 6, 2015 with global responsibility for finance, procurement, information technology and shared services. His offer letter provided that his annual salary would be $650,000 and that he would first be eligible for a salary review in April 2016. The offer letter further provided that Mr. Hinrichs would be eligible to participate in our 2015 STIP, which is described in more detail below, under which he would be eligible to receive cash bonuses targeted at 60% of his base salary, and that he would be eligible to participate in our equity plan and receive annual equity grants targeted at $2 million in grant date fair market value per award. Under the terms of the offer letter, he is entitled to participate in other benefits and programs available to our other officers.

As an inducement to join us, we agreed to grant Mr. Hinrichs options to purchase 250,000 shares of our common stock and 50,000 restricted stock units, or RSUs, where one RSU represents the right to receive one share of our common stock. The options have an exercise price equal to the closing price of our common stock on the date of grant, have a term of ten years and vest in four equal installments on each of the first four anniversaries of his start date. The RSUs vest in three equal installments on each of the first three anniversaries of his start date. Pursuant to the terms of the offer letter, Mr. Hinrichs entered into a change of control severance agreement in the form made available to our other executives, which is described in more detail below.

Mr. Hinrichs’ offer letter provides that, if his employment is terminated by us without cause (as defined in the letter) or by him for good reason (as defined in the letter) and he does not receive severance benefits under the change of control severance agreement, he will receive a cash payment in an amount equal to his annual base salary plus his annual target bonus, payment of any unpaid bonus for a prior completed performance period, a pro-rated bonus for the year of termination based upon actual performance, 12 months of paid medical group plan coverage, and accelerated vesting of his unvested equity compensation awards as if his termination date had occurred one year later.

Mr. Hinrichs’ offer letter also stated that, if the price of our common stock increased between the time of the announcement of his engagement and his start date of April 6, 2015, he would receive a bonus, payable in three equal annual installments commencing on May 1, 2015 and contingent on his continued employment through the payment date, equal to the aggregate amount by which the exercise price of his stock options increased during that period. Our stock price did increase during that period, entitling Mr. Hinrichs to an aggregate bonus of $407,500, one-third of which was paid in May 2015.

Hiring of Renuka Uppaluri as Senior Vice President of Research and Development

In February 2015, we hired Renuka Uppaluri as our Senior Vice President of Research and Development. In order to induce Dr. Uppaluri to accept our offer of employment, we agreed to pay her an annual salary of $400,000, subject to annual review commencing in April 2016, and a signing bonus of $100,000, payable in March 2015. The offer letter provided that Dr. Uppaluri would be eligible to participate in our 2015 STIP with a target bonus opportunity equal to 45% of her base salary, with a maximum payout of 65% of base salary and a minimum guaranteed payout of 35% of base salary. We agreed that target levels for Dr. Uppaluri under our bonus programs in subsequent years would be at the same level as other direct reports to the CEO.

We agreed to recommend an initial grant of equity awards consisting of options to purchase 40,000 shares of our common stock and 20,000 RSUs. The options have an exercise price equal to the closing price of our common stock on the date of grant, have a term of ten years and vest in four equal installments on each of the first four anniversaries of the date of grant. The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant. We also agreed that Dr. Uppaluri would be eligible to participate in our annual long-

term equity incentive program and would be targeted to earn a minimum of $250,000 in annual long-term equity incentive value.

We and Dr. Uppaluri entered into a change of control severance agreement in the form made available to our other executives. We also agreed that, if Dr. Uppaluri’s position is eliminated or her duties are significantly diminished due to an internal restructuring or an internal, non-cause related reason and she leaves us, the vesting of her initial grant of equity awards would be accelerated and she would receive severance equal to 12 months’ base salary.

We agreed to pay Dr. Uppaluri cost-of-living adjustments arising from her relocation at our request to San Diego, California in the amounts of $70,000, $60,000 and $50,000, payable on July 1, 2015, July 1, 2016 and July 1, 2017, respectively, in each case contingent on her continued employment. We also agreed to pay or reimburse Dr. Uppaluri for her relocation-related expenses, which amounted to $45,186 in 2015.

Severance Arrangement with David Teitel

In September 2015, David Teitel, then our Senior Vice President of Finance, our former Chief Financial Officer, and a named executive officer, resigned from his employment and entered into a severance agreement with us. Under the severance agreement, and in recognition of his years of service to us, Mr. Teitel received a lump-sum cash payment equal to twelve months of base salary and acceleration of the vesting of 10,000 RSUs. We agreed to pay Mr. Teitel 75% of his target 2015 STIP payment (reflecting his employment for 75% of calendar 2015) in a lump-sum in 2016, based on our 2015 performance. We also provided him with continued eligibility to participate in our health and dental insurance plans for 30 days at our expense and outplacement services. Mr. Teitel provided a release of claims for our benefit.

The severance agreement included non-disclosure, non-competition and non-disparagement covenants from Mr. Teitel. The non-competition and non-solicitation covenants are in effect for a period of one year, and the non-disclosure obligation continues indefinitely.

We determined Mr. Teitel’s severance package based on considerations of his particular contributions to us, our understanding of severance terms that are typical in the industry for a senior executive officer, previous severance packages that we had provided to certain departing executives and the results of our discussions with Mr. Teitel.

Change of Control Severance Agreements

In October 2014, we entered into change of control severance agreements with the named executive officers employed at that time in order to provide them with incentives to remain with us through the consummation of any change of control rather than to seek alternative employment. The agreements were provided in the context of the fundamental strategic and management changes referred to above but also in response to certain public statements made by our former CEO in September 2014, and the terms of the agreements were deemed necessary and advisable and in the best interest of shareholders under those circumstances. These agreements provide for severance payments and other benefits in the event of a “qualifying termination” (as defined in the change in control severance agreement) in connection with a change in control of the Company. In the event of a qualifying termination, a named executive officer will be entitled to receive:

•

an amount equal to 18 months of the executive officer’s annual base salary at the highest rate in effect at any time during the 12 months immediately preceding the time of such qualifying termination, payable in equal installments over the 18 month period following the date of the qualifying termination;

•

if not already paid, an amount equal to any cash component of any award granted under any executive incentive plan prior to the qualifying termination, payable promptly following the date of the qualifying termination (which will be equal to the target annual bonus for the year of such termination);

•

an amount equal to the executive’s full monthly COBRA premium minus the active employee cost of coverage, payable in monthly installments for a period of 18 months after the date of the qualifying termination;

•	accelerated vesting of all outstanding unvested equity awards held by the named executive officer;

•	a release from any non-competition agreement such named executive officer may have in effect with us; and

•	outplacement support services for three months following the date of the qualifying termination.

The change in control severance agreements also provide for an excise-tax gross-up payment in the event the severance benefits payable under the change in control severance agreement, combined with any other payments and benefits such named executive officer may become entitled to receive in the event of a change in control or qualifying termination following a change in control, cause such executive officer to be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Receipt of the payments and benefits under the change in control severance agreements is conditioned upon the applicable executive officer executing, and not revoking, a release of claims in our favor.

The executive will be entitled to the foregoing benefits, without any termination of employment, if we fail to obtain a written agreement from any successor to assume and perform our obligations under the agreement and to deliver such agreement to the executive prior to the succession. The agreement further provides that we will indemnify the executive to the fullest extent permitted by law, including the payment of expenses incurred by or on behalf of the executive in connection with any threatened, pending or completed action, suit, investigation or other proceeding, whether or not by us or in our right.

As noted above, we subsequently entered into such change of control severance agreements with Mr. Hinrichs and Dr. Uppaluri in connection with their hiring in early 2015. Also as noted above, in June 2015, the Compensation Committee discontinued the practice of granting excise tax gross-up protection to any of our officers.

Elements of Standard Compensation

For 2015, executive compensation consisted of the following elements:

Base Salary.    The Compensation Committee believed that competitive base salaries were necessary to attract and retain a management team with the requisite skills to lead our company. As noted above, in February 2015, the Compensation Committee determined that it would be our goal to target the market 50th percentile for the base salaries of our named executive officers. In determining a market competitive salary for each position, the Committee considered each individual’s background, expertise and experience, as well as individual performance and past contributions to our overall goals and objectives. While many of these factors are subjective measures, and were not based on any stated quantified objectives, they played an important role in the Compensation Committee’s decision-making process. These subjective factors were considered in the aggregate and, accordingly, no specific factor played a determinative role in establishing a market competitive salary. The Compensation Committee concluded that, because the 2014 base salaries of our named executive officers exceeded the relevant benchmarks for their respective positions for 2015, the Committee would not increase those base salaries for 2015. The Committee believed that any effort to reduce base salaries to benchmark levels would be contrary to our goals of retaining and motivating our named executive officers and that, instead, we should seek to achieve the target 50th percentile through a strategy of maintaining the named executive officers’ base salaries at their 2014 levels until the market 50th percentile increases to equal or exceed them. As noted below, short-term incentive cash compensation for 2015 was generally set below the 50th percentile so that, despite the above-target salaries, overall cash compensation (base salary and short-term cash incentive compensation) would be at or near the 50th percentile. The Committee recognized that, in the case of certain named executive officers, the process of attaining the 50th percentile for base salaries might take one or more years.

Short-Term Incentive Plan.    In February 2015, the Compensation Committee adopted the 2015 STIP for our named executive officers and certain other senior employees. The primary objective of the plan was to assist in the attraction, retention and motivation of the senior talent critical to deliver on our strategic imperatives for 2015. Participation in the 2015 STIP precluded participation in any local incentive plan that we operated. Under the 2015 STIP, participants were eligible to earn cash payments based on our performance.

The 2015 STIP generally provided that it would be funded based upon our degree of achievement of two performance-based goals: a non-GAAP measure of earnings per share and a non-GAAP measure of organic growth, in each case for the fiscal year ended December 31, 2015. The plan gave equal weight to each performance-based goal. The plan established minimum, target and maximum amounts for each performance-based goal and provided that it would fund at 50%, 100% and 150%, respectively, of the targeted amount based upon the degree of achievement of those goals. The targets correlating to 50%, 100% and 150% achievement were, in the case of the non-GAAP measure of earnings per share, $2.25, $2.45 and $2.65, respectively, and, in the case of the non-GAAP measure of organic growth, 1%, 3% and 5%, respectively. In the case of targets correlating to measures of earning per share, these figures were calculated by starting with GAAP measures of our earnings per share and then excluding the following elements: (i) certain non-cash charges, including restructuring costs, amortization expense and stock-based compensation expense, (ii) certain non-recurring charges and income, and (iii) certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in our business. In the case of targets correlating to measures of organic growth, these figures were calculated by starting with GAAP measures of revenue and then excluding the following elements: (i) the impact of acquisitions and divestitures; and (ii) the impact of foreign exchange. With regard to our earnings per share and organic growth, the Compensation Committee retained the discretion to make further adjustments to our GAAP figures relating to these measurements, as it deemed appropriate, for the purpose of fixing our STIP performance-based goals. If we achieved the minimum amount of only one of these performance-based goals, the 2015 STIP would fund at 50% of the targeted amount. If we did not achieve the minimum amount of either performance based-goal, the plan would fund at 25% of the targeted amount to allow for discretionary recognition of individuals who excelled in their contributions during 2015, but no named executive officer or other member of the executive team would be eligible to receive any incentive payment under the plan. Dr. Uppaluri’s agreement provided that her payment would be based on 35%, 45% and 65% of her annual base salary for 2015, rather than 50%, 100% and 150% of her target bonus of 45% of base salary.

Target incentive payments under the 2015 STIP were based on percentages of base salaries as in effect for the first pay period in April 2015. The percentages were 100% for our CEO, 60% for our current CFO, 45% for our other named executive officers and other members of our executive team, and lower percentages for other participants. These percentages approximated the 25th percentile of the market composite data for the CEO (as of October 2014, when the target was established as a percentage of base salary), the average of the 25th and 50th percentiles of that data for our current CFO and the 25th percentile of that data for our other named executive officers. These targets were set at these lower levels in 2015 because base salaries for our named executive officers were generally above the 50th percentile. Incentive payments for our CEO, current CFO, Senior Vice President of Research and Development and former CFO were based 50% on achievement of our goal for the non-GAAP measure of earnings per share and 50% on achievement of our goal for the non-GAAP measure of organic growth. For determining payment under the plan, non-GAAP earnings per share and non-GAAP organic growth are calculated in the same manner as calculated for funding the 2015 STIP. Incentive payments for our other named executive officers were based 50% on achievement of our goal for the non-GAAP measure of earnings per share (calculated in the same manner as above), 25% on achievement of a non-GAAP measure of applicable global business unit revenue and 25% on achievement of a non-GAAP measure of applicable global business unit margin. In the case of the target correlating to revenue, the figure was calculated by starting with the GAAP revenue for the applicable business unit and then adding revenue related to acquired software license contracts. In the case of the target correlating to margins, the figure was calculated by starting with the GAAP gross margin for the applicable business unit and then excluding the following elements: (i) certain non-cash charges, including restructuring costs, amortization expense and stock-based compensation expense, (ii) certain non-recurring charges and income, and (iii) certain other charges and income that have a significant positive or negative impact on results yet do not occur on a consistent or regular basis in the applicable business unit. If the 2015 STIP is funded, but the applicable targets are not met all at the minimum level, the plan specifically provides for discretion to allocate the funds available under the plan. In order to receive an incentive payment, participants (other than Mr. Teitel, whose payment became governed by the terms of his separation agreement) were required to be employed and in good standing on the date of payment. Participants hired or entering the plan after April 1, 2015, including our current CFO, were eligible for prorated incentive payments; those hired after October 1, 2015 were not eligible to participate.

Based on our performance during 2015, the Compensation Committee determined that our 2015 STIP would be funded at 50% because we achieved one of the two performance-based goals established under the plan. In early 2015, the Compensation Committee established a threshold organic growth rate for 2015 of 1.0%, which was to be measured against organic revenue for 2014 based on our originally reported 2014 net revenue of $2.587 billion. Our 2015 organic revenue was $2.577 billion. On the basis of our originally reported 2014 revenue, our 2015 organic revenue represented an organic growth rate of 1.1%. We subsequently revised our 2014 net revenue to $2.575 billion, which altered our calculation of organic growth. On the basis of our revised 2014 revenue, our 2015 organic revenue represented an organic growth rate of 1.6%. Similarly, in early 2015, the Compensation Committee established a threshold for our 2015 non-GAAP earnings per share, calculated as described above, of $2.25, which was based in part on our originally reported 2014 statement of operations. Although we subsequently revised our 2014 statement of operations, our 2015 non-GAAP earnings per share was $2.08, which fell below the threshold amount of $2.25. Because we did not achieve the threshold amount for non-GAAP earnings per share, the Compensation Committee did not consider the impact of revisions to our 2014 statement of operations. As a result, as provided pursuant to the 2015 STIP, Mr. Nawana and Mr. Hinrichs received bonuses equal to 50% of the target established for each. We did not achieve our performance-based goals for non-GAAP revenue and non-GAAP margin for the cardiometabolic and toxicology global business units. The bonus payments for two of our named executive officers, Ms. Cramp as Global President, Cardiometabolic and Mr. Malkani as Global President, Toxicology, were tied to these global business unit metrics for our cardiometabolic and toxicology global business units, respectively. After considering the revision of our 2014 statement of operations, the Compensation Committee determined that no modifications to the previously established business unit goals for non-GAAP revenue and non-GAAP margin were necessary. Non-GAAP revenue for our cardiometabolic and toxicology business units was between 1% and 6% below the threshold amounts of $881.2 million and $627.7 million, respectively. Non-GAAP margin for our cardiometabolic and toxicology business units was between 9% and 10% below the threshold amounts of $472.4 million and $299.8 million, respectively. Nonetheless, the Compensation Committee, exercising its discretion, determined to award incentive payments to Ms. Cramp and Mr. Malkani at the same level as our other named executive officers. The Compensation Committee, after consultation with Mr. Nawana, determined that it was appropriate to award Ms. Cramp and Mr. Malkani a payout in an amount equal to 50% of the target because both had delivered solid financial results despite the headwinds experienced in both the toxicology and cardiometabolic businesses, the critical role both played in bringing efficiencies to their business units and in assisting in the integration of all of our business operations during 2015, and their successful management of personnel, including improving business unit coordination and employee stability. In addition, the Compensation Committee determined that it was important to send a signal to our management team that success of our business depends on the valued input of each member and that the success of the business enterprise as a whole is based on the combined contributions of all of the executive team and that it was appropriate to compensate the executives based on overall company performance, with each to be paid the same target amount. As a result of the foregoing, each of the named executive officers (other than Dr. Uppaluri) received a payout of 50% of his or her target incentive payment under the 2015 STIP.

The following table set forth the payments made to the named executive officers pursuant to the 2015 STIP:

Named Executive Officer	2015 STIP Bonus Payment
Mr. Nawana	$525,000
Mr. Hinrichs	$146,250
Ms. Cramp	$123,750
Mr. Malkani	$146,250
Dr. Uppaluri	$140,000
Mr. Teitel	$72,563

Dr. Uppaluri’s payment was equal to her guaranteed minimum payment of 35% of her base salary, or $140,000, which exceeds the amount she otherwise would have received. In accordance with the terms of his severance agreement, Mr. Teitel’s 2015 target payment was equal to 45% of his 2015 base salary of $430,000, prorated to 75%, representing the portion of the year during which he served as an employee. Because the plan was funded at 50% of target, Mr. Teitel received a payment of $72,563.

Stock Options and Stock-based Awards.    Our stock option and equity incentive plans, or our Equity Plans, were established to provide certain of our employees, including our named executive officers, with incentives to help align those employees’ interests with the interests of our stockholders and with our long-term success. Our Equity Plans allow our Compensation Committee to grant several different types of stock-based awards, but we have historically relied primarily on stock options and RSUs to provide equity incentive compensation to our named executive officers. For 2015, our Compensation Committee generally believed that stock options would continue to offer the best approach to achieving our long-term compensation goals. Consistent with that belief, in 2015, the Compensation Committee granted only stock options to our named executive officers, other than the RSUs granted to Mr. Hinrichs and Dr. Uppaluri pursuant to the terms of their respective offer letters and the PSUs granted to Mr. Nawana pursuant to the commitments we made to him in October 2014 in connection with his promotion to President and CEO. The Compensation Committee granted these stock options in February 2015 in connection with its annual review of our executive compensation program, other than the stock options for Mr. Hinrichs, which awards were granted in April 2015 upon the commencement of his employment. The Compensation Committee specifically selected stock options as the principal type of award for 2015 because it ties the executives’ long-term compensation to increasing share value over the market price at the date of grant and, much like shareholders who buy in the open market, the financial reward is tied to increasing the value of the company from the shareholder perspective between the time of grant and the time of exercise of the award (unlike certain types of equity awards which provide compensation to executives even in those cases where shareholder value is not increased).

As noted above, for 2015 the Compensation Committee determined that it would be its goal to target the 50th to 75th percentile of the market composite data for annual long-term equity incentive awards for executives in similar positions with similar responsibilities, subject to adjustment for factors such as individual performance, criticality of role, scope of responsibilities, experience and internal pay equity. In connection with its annual review of our executive compensation program, the Compensation Committee considered the recommendations of management, including our CEO and former CFO, regarding the number of stock options to be granted to each named executive officer, other than the CEO. The Compensation Committee also considered the number of shares available under our Equity Plans and the impact of the proposed grants, including the implied burn rate, implied issued stock overhang, implied total stock overhang and the number of shares that would be available for future grant. The Compensation Committee considered the relative value of other elements of compensation, including the named executive officers’ base salaries for 2015, which were generally above the market 50th percentile, as well as the value of retention awards granted in August 2014. In determining the number of stock options to be granted to our named executive officers during 2015, the Compensation Committee considered the estimated Black-Scholes valuation of each proposed stock option grant and a comparison of that valuation to the market 50th percentile for the relevant position. The Black-Scholes value of stock options actually awarded to our named executive officers as part of the annual review of our executive compensation program (which occurred before Mr. Hinrichs joined us) were (a) in the case of our

CEO, approximately 24% below the 50th percentile for his position, (b) in the case of our former CFO, approximately 68% below the 50th percentile for his position and (c) in the case of our other named executive officers (other than Dr. Uppaluri), approximately 4% below the 50th percentile for their respective positions. The number of stock options awarded to Dr. Uppaluri as part of our annual process, which was equal to that of certain other senior executives (and which excludes inducement equity awards received in connection with her hiring), was approximately 27% above the 50th percentile for her position.

Stock options granted to our named executive officers in 2015 have an exercise price equal to the fair market value of our common stock on the grant date. Consistent with our typical practice in prior years, stock options granted to our named executive officers in 2015 vest 25% per annum based upon continued employment over a four-year period and have terms expiring ten years after the date of grant.

The Merger Agreement with Abbott Laboratories places certain limitations on our ability to continue to grant equity awards. The Compensation Committee expects to continue to grant equity awards to our named executive officers principally as part of its annual review of our executive compensation program, which generally occurs during the first quarter of each fiscal year. In accordance with its standard equity granting process, we issued annual equity awards to the named executive officers in February 2016. The Compensation Committee anticipates that it may also grant equity awards to our named executive officers on an ad hoc basis as circumstances warrant (consistent with the granting policy described below), such as in connection with the commencement of employment, following a significant change in job responsibilities or to meet other special retention or performance objectives.

Stock-based awards to named executive officers have generally been granted in conjunction with meetings of our Board of Directors and, with respect to stock options, in accordance with our previously adopted stock option granting policy, which includes the following elements:

•	Until 2016, options to purchase shares of our common stock were granted effective as of the last calendar day of the following months:

February, April, June, August, October and December; beginning in 2016, equity awards to acquire shares of our common stock are granted effective as of the 15th day of each month and annual incentive equity grants are awarded on February 15 of each year (each such date, a “Grant Date”).

•

For each employee (or prospective employee) that is not (or, upon hire, will not be) subject to Section 16 of the Exchange Act, the CEO has the authority to grant, in his sole discretion, an option or options to purchase up to an aggregate of 5,000 shares of common stock (on an annual basis); provided, however, that the total number of shares of common stock underlying such option grants may not exceed 150,000 per calendar year.

•

Grants of options to existing employees are effective as of, and the grant date thereof is for all purposes deemed to be, the Grant Date following the date of approval (except that any grants subject to stockholder approval are effective as of the date of stockholder approval).

•

Options approved for new hires, including those hired through acquisitions, are effective as of, and the grant date thereof is for all purposes deemed to be, the Grant Date following the later of (i) the date of such approval or (ii) the date on which the new hire’s employment commences.

Acceleration Upon a Change of Control.    In addition to acceleration of vesting under the change of control agreements described above, under the terms of our Equity Plans, the vesting of all awards granted before April 22, 2015 accelerate in full upon a change of control of Alere (as defined in the Equity Plans). On April 23, 2015, we amended our 2010 Plan to provide for “double trigger” acceleration for awards granted on or after that date to employees and directors, unless otherwise provided in an award agreement or another agreement with the recipient. Under the amended terms of the 2010 Plan, an employee’s or director’s stock options and stock appreciation rights will automatically become fully exercisable, and conditions and restrictions on restricted stock awards, restricted stock units and performance share awards will be removed, upon the termination of employment by us without cause (as defined in the 2010 Plan) or by the employee with good reason (as defined in the 2010 Plan) (or, in the case of a director, the termination of his or her service as a director for any reason) within one year after a change of control of Alere (as defined in the 2010 Plan). However, if no provision is made for the assumption, continuation or substitution of awards under the 2010 Plan upon a change of control, then such awards will accelerate upon the change of control. Our outstanding RSUs generally provide for full vesting in the event of the involuntarily termination of the holder’s employment without cause (as defined in the RSU), or the holder’s resignation for good reason (as defined in the RSU), within one year after a change of control of Alere (as defined in the RSU).

In connection with Mr. Nawana’s promotion to President and CEO in October 2014, Mr. Nawana received 50,000 RSUs, 100,000 nonqualified stock options and 150,000 PSUs. The RSUs and PSUs provide that, in the event of a change of control (as defined in the relevant award), the award will vest in full if Mr. Nawana’s employment is terminated by us without cause (as defined in the relevant award) or by Mr. Nawana with good reason (as defined in the relevant award) during the 12 months following such change of control. The Compensation Committee believed that these change of control arrangements, which were negotiated with Mr. Nawana as part of our effort to induce him to accept the position of President and CEO, would help to ensure the continued availability of his services in the event of a potential change of control, which the Compensation Committee believed would help to preserve value in the event of such a transaction.

As described above under the heading “Hiring of James Hinrichs as CFO,” if Mr. Hinrichs does not receive acceleration of vesting pursuant to his change of control severance agreement, he may be entitled to acceleration under the terms of his offer letter. As described above under the heading “Hiring of Renuka Uppaluri as Senior Vice President of Research and Development,” if Dr. Uppaluri’s position is eliminated or her duties are significantly diminished due to an internal non-cause related reason and she leaves us, the vesting of her initial grant of equity awards would be accelerated (among other benefits).

Other Compensation.    Our named executive officers’ service with our company is at will. The named executive officers were not eligible to participate in, and did not have any accrued benefits under, any company-sponsored defined benefit pension plan in 2015. They were eligible to, and in some cases did, participate in defined contribution plans, such as a 401(k) plan, on the same terms as other employees. The terms of these defined contribution plans varied depending on the jurisdiction of employment of the executive. In addition, consistent with our compensation philosophy, the Compensation Committee maintained in 2015 generally the same benefits and perquisites for our executive officers as in prior years, which generally consisted of certain matching contributions under our defined contribution plans and payment of life insurance premiums. The Committee also provided Dr. Uppaluri certain temporary cost-of-living adjustments, reimbursement of relocation expenses and other benefits deemed necessary to secure her employment. The Compensation Committee believes that the benefits and perquisites provided to our named executive officers in 2015 were similar to median competitive levels for companies in our peer group. Finally, all of our named executive officers were eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Compensation Recovery Policy

In May 2014, we adopted a compensation recovery (or “claw-back”) policy that permits us to recover incentive-based cash and equity compensation from the members of our executive team, including our named executive officers. Under the policy, we have the right to recover all or any portion of the value of such compensation granted after adoption of the policy to the extent that (a) the amount paid was based on the achievement of financial results that were subsequently the subject of a restatement, the basis for which was discovered or otherwise known to us within 12 months of the payment, (b) the executive had engaged in theft, dishonesty or intentional falsification of documents or records that resulted in the obligation to restate our financial statements and (c) a lower amount of compensation would have been paid based upon the restated financial results. The board of directors has the discretion to require repayment, cancel some or all equity-based performance compensation awards granted with respect to the restated periods and require the executive to reimburse us for certain profits realized upon the sale of equity securities after public issuance of the financial statements that are subsequently restated.

Executive Stock Ownership Guidelines

The Compensation Committee believes that significant stock ownership by certain executive officers is important to align the interests of our named executive officers with those of our stockholders. Under the stock ownership guidelines established in 2013, as updated in 2015, our CEO, CFO and other named executive officers must beneficially own a number of shares of our common stock with an aggregate value, measured as of the later of December 11, 2013 and the date the executive first becomes subject to the stock ownership guidelines, equal to or in excess of a specified multiple of the individual’s base salary within five years of the later of the adoption of the policy and the date the executive first becomes subject to the stock ownership guidelines, as follows:

•	for our CEO, five times base salary; and

•	for our CFO and other named executive officers, one times base salary.

These multiples were determined in part based upon practices of peer group companies and the Compensation Committee’s understanding of competitive market practices.

In 2015, the Compensation Committee updated our stock ownership guidelines to add a retention requirement until the executive achieves his or her targeted stock ownership. Until such time, named executive officers are required to retain fifty percent of any shares received as a result of any stock-based awards granted to them by us, net of any shares sold or netted to pay the exercise price of stock options and withholding taxes. Shares of common stock underlying stock options, shares of restricted stock and unvested stock units do not count toward satisfaction of the ownership requirements under the guidelines.

Policy Prohibiting Hedging and Pledging of Stock

Under our insider trading policy and procedures, our named executive officers are prohibited from hedging Alere stock through short selling or through the purchase or sale of puts, calls or options on such stock. Our insider trading policy and procedures also prohibit our named executive officers from holding company securities in a margin account or pledging company securities as collateral for a loan.

Tax Implications

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation over $1,000,000 to certain of the named executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. We have periodically reviewed the potential consequences of Section 162(m) and on occasion have sought to structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m). However, not all compensation will so qualify. For example, we do not believe that payments under the 2015 STIP or the RSUs granted to our named executive officers qualify as performance-based compensation and, accordingly, we may be unable to deduct some or all of the compensation expense associated with the 2015 STIP payments or any RSUs that vest.

Treatment of Equity and Equity-Based Awards Upon Consummation of the Merger

The discussion in this Compensation Discussion and Analysis with respect to the design and vesting terms of outstanding equity awards is subject to the vesting treatment described below upon consummation of the Merger.

At the effective time of the Merger, subject to all required withholding taxes:

•

each stock option, other than rights under the Company’s Employee Stock Purchase Plan (the “ESPP”), whether vested or unvested, will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of our common stock underlying such stock option and (y) the excess (if any) of the merger consideration with respect to the shares of our common stock underlying such stock option over the exercise price per share of such stock option, except that each outstanding Company stock option that has an exercise price that is greater than or equal to the merger consideration will be canceled for no consideration; and

•

each RSU that is outstanding immediately prior to the effective time of the Merger will be canceled and converted into the right to receive an amount in cash equal to the product of (x) the number of shares of our common stock subject to such RSU and (y) the merger consideration.

In addition, the Merger Agreement provides that prior to the effective time of the Merger, the ESPP will continue in effect, but no new offering periods under the ESPP will commence during the period from the date of the Merger Agreement through the effective time of the Merger, no person will be permitted to increase his or her payroll elections through the ESPP and no new individuals will be permitted to commence participation in the ESPP.

Compensation Committee Report

We, the Compensation Committee, have reviewed and discussed the Compensation Discussion and Analysis beginning on page 21 of this proxy statement with management.

Based on this review and discussion, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

THE COMPENSATION COMMITTEE

James Roosevelt, Jr., Chairperson

Håkan Björklund, Member

Carol R. Goldberg, Member

Brian A. Markison, Member

Compensation Committee Interlocks and Insider Participation

During 2015, the members of the Compensation Committee were Mr. Roosevelt, Mr. Björklund, Ms. Goldberg and Mr. Markison. In addition, prior to the end of his term as a director at our 2015 annual meeting of stockholders, Stephen MacMillan served as the Chairperson of the Compensation Committee. No member of the Compensation Committee who served during 2015 has ever been an officer or employee of ours or any of our subsidiaries. None of our executive officers serves as a director or member of the compensation committee of another entity in a case where an executive officer of such other entity serves as a director of ours or a member of our Compensation Committee.

Compensation of Executive Officers and Directors

The following paragraphs provide information regarding the compensation of our named executive officers.

Summary Compensation Table.    The following table provides information regarding the compensation of our named executive officers for 2015, 2014 and 2013. For our named executive officers, the amount of salary and bonus represented between 7.0% and 50.6% of the named executive officers’ total compensation for 2015.

Summary Compensation Table for 2015

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)		Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total Compensation ($)
Namal Nawana	2015	$1,090,384	$500,000	$4,412,662	$4,410,135		$726,139	$4,259	$11,143,579
Chief Executive Officer,	2014	882,115	—	1,998,500	1,798,886	(7)	201,139	4,440	4,885,080
President and Director	2013	784,615	275,000	—	247,637	(7)	—	540	1,307,792
James Hinrichs	2015	487,500	135,833	2,506,000	5,650,867		146,250	5,311	8,931,761
Executive Vice President and Chief Financial Officer
Sanjay Malkani	2015	675,000	146,250	—	661,520		133,778	7,592	1,624,140
Global President, Toxicology	2014	650,000	—	709,000	210,360	(7)	130,740	7,290	1,707,390
Daniella Cramp	2015	581,731	123,750	—	661,520		135,240	7,202	1,509,443
Global President, Cardiometabolic	2014	548,077	—	709,000	280,481	(7)	130,740	5,944	1,674,242
Renuka Uppaluri	2015	361,538	240,000	909,400	1,102,534		—	117,286	2,730,758
Senior Vice President, Research and Development
David Teitel	2015	335,731	—	—	514,515		171,624	488,215	1,510,085
Former Chief Financial Officer	2014	425,085	—	531,750	210,360	(7)	98,386	8,306	1,273,887
	2013	408,770	—	—	123,819	(7)	—	8,190	540,779

(1)	These amounts are affected by the number and timing of payroll periods in each year.

(2)	These amounts represent (a) in the case of Mr. Nawana, (i) a cash bonus paid in January 2015 for his service as Interim Chief Executive Officer and Chief Operating Officer during the partial year 2014 and (ii) a sign-on bonus paid in February 2013, (b) in the case of Mr. Hinrichs, a bonus equal to one-third of the aggregate amount by which the exercise price of his stock options increased between the date of the announcement of his engagement in March 2015 and his start date in April 2015, (c) in the cases of Mr. Malkani and Ms. Cramp, bonuses of $146,250 and $123,750, respectively, under our 2015 STIP, which were awarded in the discretion of the Compensation Committee, and (d) in the case of Dr. Uppaluri, a signing bonus of $100,000 and a guaranteed minimum payout under our 2015 STIP of $140,000.

(3)	These amounts represent the aggregate grant date fair value of PSUs and RSUs awarded in 2015 calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718), excluding estimated forfeitures. Under FASB ASC Topic 718, the grant date fair value of Mr. Nawana’s PSUs awarded in 2015 is based on the closing price of our common stock on the grant date, or $41.29 per share, and our estimate, as of the date of grant, of the probable outcome of the performance conditions. Assuming the highest possible level of achievement of the performance conditions, the grant date fair value would have been $6,193,500. Under FASB ASC Topic 718, the grant date fair value of each RSU is equal to the closing price of our common stock on the grant date, or $39.97 for Mr. Nawana’s 2014 award, $50.12 for Mr. Hinrichs’ 2015 award, $45.47 for Dr. Uppaluri’s 2015 award, and $35.45 for the 2014 awards for Mr. Malkani, Ms. Cramp and Mr. Teitel.

(4)	These amounts represent the aggregate grant date fair value of stock option awards made during 2015, 2014 and 2013, respectively, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 4 of the notes to our consolidated financial statements included in this Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts.

(5)

These amounts represent the amount of cash awards under our 2015 STIP, our 2014 annual incentive plan and our 2013 annual incentive plan. Amounts for 2015 for Mr. Hinrichs and Mr. Teitel are prorated to reflect the fact that they were not employed for the entire year. Because the amount paid to Dr. Uppaluri under the 2015 STIP was the amount she was guaranteed to receive, it is reported in the “Bonus” column. Awards under our 2014 and 2013 annual incentive plans were each payable in two equal installments in the two succeeding years, subject to the recipient’s continued employment by us. The aggregate amount of each cash award under the 2014 and 2013 annual incentive plans is equal to the appreciation, if any, of our stock price during the applicable year multiplied by the number of shares subject to the performance options granted to the recipient for which the applicable performance criteria were achieved. No amount is shown with respect to Mr. Nawana’s participation in the 2014 annual incentive plan. Before the Compensation Committee met to determine the amount to be awarded to participants in the 2014 annual incentive plan, Mr. Nawana decided to forfeit any award under the plan. Accordingly, no determination was ever made regarding the amount that Mr. Nawana would have otherwise received under the plan. The amount of the award for 2014 for Mr. Nawana represents amounts earned under the 2013 annual incentive plan that vested and were paid in 2014.

(6)	The amounts in this column include for 2015: (a) matching contributions we made to our defined contribution plans in the amounts of $3,792, $7,125, $6,885, $1,846 and $7,950 on behalf of Mr. Nawana, Mr. Malkani, Ms. Cramp, Dr. Uppaluri and Mr. Teitel, respectively; (b) life insurance premiums paid in the amounts of $467, $311, $467, $317, $254 and $650 on behalf of Mr. Nawana, Mr. Hinrichs, Mr. Malkani, Ms. Cramp, Dr. Uppaluri and Mr. Teitel, respectively; (c) Mr. Hinrichs’ accrued right to receive reimbursement of legal expenses in the amount of $5,000 pursuant to the terms of his offer letter; (d) a payment to Dr. Uppaluri in the amount of $70,000 for a cost-of-living adjustment relating to her relocation at our request to San Diego, California, (e) payment or reimbursement of relocation-related expenses incurred by Dr. Uppaluri in the amount of $45,186; (f) a lump-sum severance payment made to Mr. Teitel in the amount of $430,000; and (g) a payment to Mr. Teitel in the amount of $49,615 for unused vacation time. The amount shown in this column for Mr. Teitel for 2015 does not include any value attributable to the acceleration of 10,000 RSUs upon the termination of his employment on September 30, 2015, the grant date fair value of which is already reported in the “Stock Awards” column for 2014. On September 30, 2015, the closing price of our common stock was $48.15, at which price the RSUs had a value of $481,500. The amounts in this column include for 2014: (a) matching contributions we made to our defined contribution plans in the amounts of $3,900, $6,750, $5,404 and $7,766 on behalf of Mr. Nawana, Mr. Malkani, Ms. Cramp and Mr. Teitel, respectively; and (b) life insurance premiums paid in the amounts of $540 on behalf of each named executive officer. The amounts in this column include for 2013: (a) a matching contribution we made to our defined contribution plans in the amount of $7,650 on behalf of Mr. Teitel; and (b) life insurance premiums paid in the amounts of $540 on behalf of each named executive officer.

(7)	The grant date fair value of these stock options is based on our assessment, as of the grant date, of the probable outcome of applicable performance conditions. Assuming the highest possible level of achievement of the performance conditions, the grant date fair value would have been $1,807,473 and $252,690 for Mr. Nawana in 2014 and 2013, respectively; $214,653 for Mr. Malkani in 2014; $286,205 for Ms. Cramp in 2014; and $214,653 and $126,346 for Mr. Teitel in 2014 and 2013, respectively.

Grants of Plan-Based Awards.    The following table provides information regarding the grant of plan-based awards to our named executive officers in 2015.

Grants of Plan-Based Awards for 2015

Name	Grant Date(1)	Compensation Committee Approval Date(1)	Estimated Future Payouts under Non- Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Share) (5)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold($)	Target($)	Maximum($)
Namal Nawana	2/3/15	2/3/15	$—	$—	$—	150,000	(7)	—	$—	$4,412,662
	2/28/15	2/25/15	525,000	1,050,000	1,575,000	—		—	—	—
	2/28/15	2/25/15	—	—	—	—		300,000	45.47	4,410,135
James Hinrichs	4/6/15	3/18/15	195,000	390,000	585,000	—		—	—	—
	4/6/15	3/18/15	—	—	—	—		250,000	50.08	4,007,652
	4/10/15	3/18/15	—	—	—	50,000		—	—	2,506,000
	4/30/15	4/23/15	—	—	—	—		108,118	47.48	1,643,215
Sanjay Malkani	2/28/15	2/25/15	146,250	292,500	438,750	—		—	—	—
	2/28/15	2/25/15	—	—	—	—		45,000	45.47	661,520
Daniella Cramp	2/28/15	2/25/15	123,750	247,500	371,250	—		—	—	—
	2/28/15	2/25/15	—	—	—	—		45,000	45.47	661,520
Renuka Uppaluri	2/28/15	2/25/15	140,000	180,000	260,000	—		—	—	—
	2/28/15	2/25/15	—	—	—	—		40,000	45.47	588,018
	2/28/15	2/25/15	—	—	—	20,000		—	—	909,400
	2/28/15	2/25/15	—	—	—	—		35,000	45.47	514,516
David Teitel	2/28/15	2/25/15	96,750	193,500	290,250	—		—	—	—
	2/28/15	2/25/15	—	—	—	—		35,000	45.47	514,516

(1)	The grant dates of the stock options for the named executive officers are in accordance with our equity granting policy that was in effect at the time of the grant of the stock option. Under this policy, grants of stock options approved by the Compensation Committee for existing employees are effective as of the next applicable “Grant Date” (except that any grants subject to stockholder approval are effective as of the date of stockholder approval). Under this policy, “Grant Date” means the last day of the following months: February, April, June, August, October and December. The grant dates of other awards are in accordance with the terms of the relevant resolution of the Compensation Committee. As noted above, the equity granting policy was revised effective the beginning of January 2016.

(2)

The amounts shown in these columns represent the executives’ annual incentive opportunity under our 2015 STIP, which funded cash bonuses based upon the degree of achievement of performance goals for a non-GAAP measure of earnings per share, a non-GAAP measure of organic growth and non-GAAP measures of business unit revenue and non-GAAP measures of business unit margin, in each case, as certified by the Compensation Committee. Amounts shown in the threshold, target and maximum columns represent 50%, 100% and 150%, respectively, of the targeted bonus amount, except that the amounts for Ms. Uppaluri represent 35% (the minimum amount guaranteed to Ms. Uppaluri), 45% and 65% of her annual base salary for 2015. See “Compensation Discussion and Analysis—Elements

of Standard Compensation—Short-Term Incentive Plan” above for more information regarding this plan and the determination of payment under the plan. The amounts awarded pursuant to our 2015 STIP, including discretionary awards to Mr. Malkani and Ms. Cramp, are reflected in the Summary Compensation Table under the ”Bonus” and “Non-Equity Incentive Plan Compensation” columns above.

(3)	These amounts represent PSUs and RSUs. See note (7) below for information regarding the PSUs awarded to Mr. Nawana. All awards (other than the RSUs granted to Mr. Hinrichs) were made under, or were subject to, our 2010 Stock Option and Incentive Plan and were granted for no consideration. The RSUs granted to Mr. Hinrichs were inducement awards and were not granted under any plan. The terms of the RSUs provide for vesting and release in three equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with us on the applicable vesting date.

(4)	All stock option awards (other than the awards granted to Mr. Hinrichs) were made under our 2010 Stock Option and Incentive Plan. The stock option awards granted to Mr. Hinrichs were inducement awards and were not granted under any plan. The terms of the options provide for vesting in four equal annual installments, commencing on the first anniversary of the date of grant and conditioned upon the recipient’s continued employment with us on the applicable vesting date. The options generally expire on the tenth anniversary of the grant date or, if earlier, three months after the recipient’s employment terminates.

(5)	The exercise price of the stock option awards is equal to the closing price of our common stock on the applicable date of grant.

(6)	These amounts represent the aggregate grant date fair value of PSUs, RSUs and stock option awards granted during 2015, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 4 of the notes to our consolidated financial statements included in this Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating these amounts. The grant date fair value of the PSUs is based on our assessment, as of the date of grant, of the probable outcome of the performance conditions.

(7)	This amount represents PSUs granted to Mr. Nawana pursuant to commitments made to him in October 2014. The PSUs vest over three years in equal installments if various stock-price targets are met on or before specified dates, provided Mr. Nawana remains employed by us on the applicable vesting date. See “Compensation Discussion and Analysis—Promotion of Namal Nawana to President and CEO” above for more information about these PSUs.

Outstanding Equity Awards at Fiscal Year-End.    The following table provides information regarding outstanding options and stock awards held by our named executive officers at the end of 2015.

Outstanding Equity Awards at Fiscal Year-End for 2015

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable	Option Exercise Price($)	Option Expiration Date(2)	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Namal Nawana	150,000	50,000	$18.50	12/31/2022	—		$—
	11,538	11,539	25.68	4/30/2023	—		—
	25,000	75,000	39.97	10/31/2024	—		—
	—	300,000	45.47	2/28/2025
	—	—	—	—	33,334	(4)	1,303,026
	—	—	—	—	150,000	(5)	5,863,500

James Hinrichs	—	250,000	50.08	04/06/2025	—		—
	—	108,118	47.48	04/30/2025	—		—
	—	—	—	—	50,000	(6)	1,954,500

Daniella Cramp	10,000	—	48.14	8/31/2017	—		—
	15,000	—	60.09	10/31/2017	—		—
	10,000	—	19.15	10/31/2018	—		—
	2,500	—	18.91	12/31/2018	—		—
	14,709	—	35.58	6/30/2019	—		—
	15,000	—	38.01	10/30/2019	—		—
	5,000	—	38.64	2/28/2021	—		—
	40,000	—	26.06	10/31/2021	—		—
	1,125	375	25.43	2/28/2022	—		—
	37,500	12,500	19.20	10/31/2022	—		—
	7,500	7,500	25.68	4/30/2023	—		—
	12,500	12,500	33.73	10/31/2023	—		—
	1,250	3,750	36.74	2/28/2024	—		—
	—	45,000	45.47	02/28/2025	—		—
	—	—	—	—	13,334	(7)	521,226

Sanjay Malkani	16,040	—	44.64	2/12/2018	—		—
	2,500	—	18.91	12/31/2018	—		—
	6,133	—	35.58	6/30/2019	—		—
	10,000	—	38.01	10/30/2019	—		—
	5,000	—	38.64	2/28/2021	—		—
	10,000	—	37.14	4/30/2021	—		—
	7,500	—	26.06	10/31/2021	—		—
	2,925	975	25.43	2/28/2022	—		—
	12,500	12,500	19.20	10/31/2022	—		—
	7,500	7,500	25.68	4/30/2023	—		—
	12,500	12,500	33.73	10/31/2023	—		—
	844	2,531	36.74	2/28/2024	—		—
	—	45,000	45.47	2/28/2025	—		—
	—	—	—	—	13,334	(7)	521,226

Renuka Uppaluri	—	40,000	45.47	2/28/2025	—		—
	—	35,000	45.47	2/28/2025	—		—
	—	—	—	—	20,000	(8)	781,800

Dave Teitel	—	—	—	—	—		—

(1)	Options become exercisable in four equal annual installments beginning on the first anniversary of the date of grant.

(2)	Unless otherwise noted, the expiration date of each option occurs ten years after the date of grant of such option.

(3)	The value attributable to the restricted stock units equals the closing price of our common stock as reported by the New York Stock Exchange on December 31, 2015, which was $39.09, multiplied by the number of unvested units underlying the award.

(4)	This amount represents RSUs granted on October 31, 2014 that vest in equal annual installments on the second and third anniversaries of the date of grant.

(5)	This amount represents PSUs granted pursuant to commitments made to Mr. Nawana in October 2014. The vesting of the PSUs was subject to the attainment of various stock-price targets on or before specified dates, all of which were achieved in 2015, and as a result, the PSUs will vest in three equal installments on February 3, 2016, January 15, 2017 and January 16, 2018, subject to Mr. Nawana’s continued employment by us on the applicable vesting date. See “Compensation Discussion and Analysis — Promotion of Namal Nawana to President and CEO” above for more information about these PSUs.

(6)	This amount represents RSUs granted on April 10, 2015 that vest in three equal annual installments beginning on the first anniversary of the date of grant.

(7)	These amounts represent RSUs granted on August 31, 2014 that vest in equal annual installments on the second and third anniversaries of the date of grant.

(8)	This amount represents RSUs granted on February 28, 2015 that vest in three equal annual installments beginning on the first anniversary of the date of grant.

Option Exercises and Stock Vested.    The following table provides information regarding options exercised by our named executive officers and stock vested in 2015.

Option Exercises and Stock Vested for 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Namal Nawana	—	$—	116,666	$4,733,636
James Hinrichs	—	—	—	—
Daniella Cramp	—	—	6,666	346,432
Sanjay Malkani	71,460	1,764,274	6,666	346,432
Renuka Uppaluri	—	—	—	—
David Teitel	72,195	1,317,092	15,000	732,750

(1)	These amounts represent the difference between the aggregate exercise price and the aggregate fair market value of the common stock on the date of exercise.

(2)	These amounts represent the closing price of one share of our common stock on the date of vesting multiplied by the number of shares acquired on vesting.

Non-qualified Deferred Compensation Plans.    During 2015, our named executive officers did not participate in any non-qualified defined contribution or other non-qualified deferred compensation plans.

Pension Benefits.    During 2015, our named executive officers did not participate in any plan that provides for specified retirement benefits, or payments and benefits that will be provided primarily following retirement, other than defined contribution plans, such as our 401(k) savings plan.

Severance Agreements and Potential Payments upon Termination or Change of Control. The equity awards held by our named executive officers are subject to acceleration upon a change of control pursuant to their terms, and we have also entered into severance and other change of control agreements with our named executive officers.

As noted above, we expect that the transactions contemplated by our merger agreement with Abbott Laboratories will, if consummated, constitute a change of control of Alere under the terms of our Equity Plans and the change of control severance agreements with our named executive officers. In accordance with SEC rules, the following disclosures regarding potential payments upon a change of control are not based on the terms of the merger agreement but instead assume that a hypothetical change of control occurred at the end of our most recently completed fiscal year, or December 31, 2015, and that our common stock would have a value in the hypothetical change of control equal to the closing price of our common stock on that date, which was $39.09 per share. The merger agreement contemplates a purchase price of $56.00 per share of our common stock, which is substantially higher than the closing price of our common stock on December 31, 2015. Accordingly, if the merger contemplated by the merger agreement is consummated, the value of the change of control benefits described below that are based on the price of our common stock would be substantially higher. Moreover, the following disclosures do not reflect (i) a 3% increase in the annual base salaries of our named executive officers, which occurred in 2016, (ii) the establishment of our short-term incentive plan for 2016, (iii) the increase in the target bonus opportunities for our named executive officers under that plan arising from the increase in annual base salaries for 2016, (iv) the grant of annual equity awards to each of the named executive officers (other than Mr. Teitel) in 2016 in the form of RSUs, (v) the grant of additional retention awards to Mr. Malkani, Ms. Cramp and Dr. Uppaluri in 2016 in the form of RSUs or (vi) changes in the cost of other benefits occurring after December 31, 2015. We anticipate that the proxy statement that we will use in connection with the solicitation of proxies for a special meeting of stockholders to consider and vote upon the approval of the merger agreement will contain more current disclosures regarding our estimates of the change of control benefits to which our named executive officers may become entitled upon or following the consummation of the merger.

Acceleration under Equity Plans.    All of the outstanding stock options, RSUs and PSUs that were held by our named executive officers as of December 31, 2015 (other than Mr. Teitel, who was not an employee on that date and, other than Mr. Hinrichs, as discussed below) and that were reported above under “Outstanding Equity Awards at Fiscal Year-End for 2015” were issued under, or are subject to the terms of, our Equity Plans, and were issued before April 23, 2015, the date we amended our 2010 Stock Option and Incentive Plan to provide that awards issued after that date would be subject to “double trigger” acceleration rather than “single trigger” acceleration upon a change of control. All of the equity awards held by Mr. Hinrichs as of December 31, 2015 were either: (i) not issued pursuant to our Equity Plans or (ii) were issued after April 23, 2015 and, pursuant to the terms of such awards, did not contain a change of control provision or did not contain a provision for “single trigger” acceleration. Accordingly, other than with respect to Mr. Hinrichs, all of these awards are subject to accelerated vesting and exercisability upon a change of control. In addition, all of the outstanding stock options, RSUs and PSUs held by our named executive officers as of December 31, 2015 (other than Mr. Teitel) provide that vesting will accelerate in full upon termination of the named executive officer’s employment with us due to his or her death or disability. The following table provides the value attributable to such an acceleration of vesting and exercisability of options and an acceleration of vesting of RSUs and PSUs. The following table does not reflect (i) any equity awards granted after December 31, 2015 or (ii) any reduction for taxes or other deductions.

Name	Value Attributable to Acceleration of Exercisability of Stock Options and Vesting of RSUs and PSUs Upon a Change of Control(1)	Value Attributable to Acceleration of Exercisability of Stock Options and Vesting of RSUs and PSUs Upon Termination of Employment due to Death or Disability(1)
Namal Nawana	$8,350,764	$8,350,764
James Hinrichs(2)	651,474	1,954,500
Sanjay Malkani	956,692	956,692
Daniella Cramp	951,361	951,361
Renuka Uppaluri	781,800	781,800

(1)	Assumes the occurrence of a change of control or termination of employment due to death or disability on December 31, 2015. The value attributable to the acceleration of in-the-money stock options equals the difference between the applicable option exercise prices and the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2015, which was $39.09 per share, multiplied by the number of shares underlying the options. The value attributable to the acceleration of vesting of RSUs and PSUs equals the closing sale price of our common stock as reported by the New York Stock Exchange on December 31, 2015 multiplied by the number of units underlying the award.
(2)	The equity awards for Mr. Hinrichs do not permit “single-trigger” acceleration of vesting on a change of control.

Change of Control Severance Agreements.    Between October 2014 and April 2015, we entered into change of control severance agreements with our named executive officers. These agreements provide for severance payments and other benefits in the event of a “qualifying termination” (as defined in the change in control severance agreement) in connection with a change in control of the Company. In the event of a qualifying termination, a named executive officer will be entitled to receive:

•

an amount equal to 18 months of the executive officer’s annual base salary at the highest rate in effect at any time during the 12 months immediately preceding the time of such qualifying termination, payable in equal installments over the 18 month period following the date of the qualifying termination;

•

if not already paid, an amount equal to any cash component of any award granted under any executive incentive plan prior to the qualifying termination, payable promptly following the date of the qualifying termination (which will be equal to the target annual bonus for the year of such termination);

•	an amount equal to the full monthly COBRA premium minus the active employee cost of coverage, payable in monthly installments for a period of 18 months after the date of the qualifying termination;

•	accelerated vesting of all outstanding unvested equity awards held by the named executive officer;

•	a release from any non-competition agreement such executive officer may have in effect with us; and

•	outplacement support services for three months following the date of the qualifying termination.

The change in control severance agreements also provide for an excise-tax gross-up payment in the event the severance benefits payable under the change in control severance agreement, combined with any other payments and benefits such named executive officer may become entitled to receive in the event of a change in control or qualifying termination following a change in control, cause such executive officer to be subject to excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended.

Receipt of the payments and benefits under the change in control severance agreements is conditioned upon the applicable executive officer executing, and not revoking, a release of claims in our favor.

As noted above, in June 2015, our Compensation Committee determined that it was no longer appropriate to include excise tax gross-up provisions in change of control severance agreements provided to our officers and stated that it did not intend to approve inclusion of such protections in future agreements with our officers. In addition, the executive will be entitled to the foregoing benefits, without any termination of employment, if we fail to obtain a written agreement from any successor to assume and perform our obligations under the agreement and to deliver such agreement to the executive prior to the succession. The agreement further provides that we will indemnify the executive to the fullest extent permitted by law, including the payment of expenses incurred by or on behalf of the executive in connection with any threatened, pending or completed action, suit, investigation or other proceeding, whether or not by us or in our right. The excutive is required to deliver a release of claims in order to receive any benefits under the change of control severance agreement.

Each of our named executive officers (other than Mr. Teitel, who was not an employee on December 31, 2015) would be entitled to the benefits presented in the following table if his or her employment were to be terminated by us without cause (as defined in the change of control severance agreement) or by him or her with good reason (as defined in the change of control severance agreement) within 12 months following a change in control of Alere, assuming the occurrence of a change of control and the termination of employment on

December 31, 2015. As noted above, the named executive officers are entitled to the acceleration of vesting of outstanding equity awards immediately upon a change of control without regard to termination of employment. All amounts are estimates based on (i) the named executive officers’ salaries in effect during 2015, (ii) the cash component of awards outstanding on December 31, 2015, (iii) health insurance premiums in effect on December 31, 2015, and (iv) the estimated value of three months of outplacement support services as of December 31, 2015. The following table does not reflect (i) any increase in salary after December 31, 2015, (ii) any equity awards granted after December 31, 2015, (iii) any non-equity incentive compensation plan awards granted after December 31, 2015 or (iv) any reduction for taxes or other deductions.

Name	Salary Continuation ($)(1)	Cash Component of Awards ($)(2)	Health Insurance Premiums ($)(3)	Outplacement Support Services ($)	Acceleration of Vesting ($)(4)	280G Gross- Up Payments ($)(5)	Total ($)
Namal Nawana	$1,575,000	$525,000	$36,000	$8,500	$8,350,764	$—	$10,495,264
James Hinrichs	975,000	146,250	36,000	8,500	1,954,500	—	3,120,250
Sanjay Malkani	975,000	149,288	36,000	8,500	956,692	—	2,125,480
Daniella Cramp	825,000	128,250	36,000	8,500	951,361	—	1,949,111
Renuka Uppaluri	600,000	140,000	36,000	8,500	781,800	—	1,566,300

(1)	Salary is payable in accordance with our regular payroll practices for a period of 18 months.

(2)	Represents (i) the amount of cash awards granted under our 2014 annual incentive process that remain unvested as of December 31, 2015 plus (ii) the cash awards granted under our 2015 annual incentive process, based on our actual performance in 2015.

(3)	Each named executive officer is entitled to continued payment of health insurance premiums (less the active employee cost of such coverage) for a period of 18 months.

(4)	The value of acceleration of vesting and exercisability is calculated in the same manner as described in the preceding table.

(5)	In accordance with the terms of the change of control severance agreements, for purposes of estimating the amount of the Section 280G gross-up payment, each named executive officer was assumed to pay federal income taxes in 2015 at the highest marginal rate of federal income taxation in that calendar year and state and local income taxes at the highest marginal rates of taxation in the state and locality of such named executive officer’s residence on December 31, 2015, net of the maximum reduction in federal income taxes which could be obtained from the deduction of such state and local taxes.

None of the payments that would have been made to our named executive officers as a result of a change of control and termination of employment occurring on December 31, 2015 would have constituted an “excess parachute payment” under Section 280G of the Internal Revenue Code.

Agreement with James Hinrichs.    In March 2015, we extended an offer letter to James Hinrichs to serve as our Executive Vice President and Chief Financial Officer effective April 6, 2015. We agreed that Mr. Hinrichs would be eligible to participate in our 2015 STIP, under which he would be eligible to receive cash bonuses targeted at 60% of his base salary, and that he would receive certain annual equity grants. Pursuant to the offer letter, we granted Mr. Hinrichs options to purchase 250,000 shares of our common stock at an exercise price of $50.08 and 50,000 RSUs. The options vest in four equal installments on each of the first four anniversaries of his start date. The RSUs vest in three equal installments on each of the first three anniversaries of his start date. We agreed that if his employment is terminated by us without cause (as defined in the letter) or by him for good reason (as defined in the letter) and he does not receive severance benefits under the change of control severance agreement, Mr. Hinrichs will receive a cash payment in an amount equal to his annual base salary plus his annual target bonus, payment of any unpaid bonus for a prior completed performance period, a pro-rated bonus for the year of termination based upon actual performance, 12 months of paid medical group plan coverage, and accelerated vesting of his unvested equity compensation awards as if his termination date had occurred one year later. Based on Mr. Hinrichs’ salary, bonus structure, health plan and unvested awards outstanding on December 31, 2015 and assuming termination of his employment in any of the scenarios described above on December 31, 2015, we estimate that the benefit to Mr. Hinrichs would have equaled $2,251,724, consisting of the sum of his annual base salary in the amount of $650,000, an annual target bonus equal to $390,000 (equal to 60% of his annual base salary), his actual bonus of $146,250 earned in 2015, an assumed actual 2016 bonus equal to $390,000 (which assumes that actual 2016 performance equals target performance), his health plan premiums of $24,000 and acceleration of vesting and exercisability of his stock options and RSUs in the amount of $651,474 (calculated in the manner described in the preceding tables). The foregoing amounts do not reflect any reduction for taxes or other deductions. In addition, as noted above, we have also entered into a change of control severance agreement with Mr. Hinrichs.

Agreement with Sanjay Malkani.    In April 2015, we entered into an arrangement with Sanjay Malkani in his role as Global President, Toxicology in which we confirmed a prior agreement that, if we terminate Mr. Malkani’s employment without cause (as defined in the letter agreement memorializing the arrangement), we will pay him separation pay in an amount equal to 12 months of his then-current annualized base salary (less required taxes and deductions), contingent on his execution of a binding standard separation agreement containing a release of claims. Based on Mr. Malkani’s salary in effect on December 31, 2015 and assuming termination of his employment without cause on December 31, 2015, we estimate that we would have paid Mr. Malkani an aggregate of $650,000, which would be paid bi-weekly in accordance with our regular payroll practices. This amount does not reflect any reduction for taxes or other deductions. In addition, as noted above, we have also entered into a change of control severance agreement with Mr. Malkani.

Agreement with Daniella Cramp.    In March 2013, we entered into an at-will employment arrangement with Daniella Cramp in her role as Global President, Cardiometabolic. We agreed that, if we terminate her employment for any reason other than cause or disability (each as defined in the letter agreement memorializing the arrangement), we would pay her 12 months of her then-current annualized base salary (less required taxes and deductions), contingent on her execution of a binding standard separation agreement containing a release of claims. We also agreed to pay her the same separation pay if she voluntarily terminates her employment before March 1, 2018, subject to the same contingency. The letter agreement provides that payments under it are intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended, and contains provisions for the potential deferral of payments as well as make-whole payments to Ms. Cramp for any penalties and taxes she may incur if we make payments that do not comply with Section 409A. Based on Ms. Cramp’s salary in effect on December 31, 2015 and assuming termination of her employment in any of the scenarios described above on December 31, 2015, we estimate that we would have paid Ms. Cramp an aggregate of $550,000, which would be paid bi-weekly in accordance with our regular payroll practices. This amount does not reflect any reduction for taxes or other deductions. In addition, as noted above, we have also entered into a change of control severance agreement with Ms. Cramp.

Agreement with Renuka Uppaluri.    In January 2015, we entered into an at-will employment arrangement with Renuka Uppaluri in her role as Senior Vice President of Research and Development, and she joined us in February 2015. Pursuant to that arrangement, on February 28, 2015, we granted to Dr. Uppaluri options to purchase 40,000 shares of our common stock at an exercise price of $45.47 per share and 20,000 RSUs. The options vest in four equal installments on each of the first four anniversaries of the date of grant. The RSUs vest in three equal installments on each of the first three anniversaries of the date of grant. We agreed that, if Dr. Uppaluri’s position is eliminated or her duties are significantly diminished due to an internal restructuring or an internal, non-cause related reason and she leaves us, the vesting of these initial equity awards would be accelerated in full and we would pay her severance equal to 12 months of her base salary. Based on Dr. Uppaluri’s salary and unvested initial equity awards in effect on December 31, 2015 and assuming termination of her employment in any of the scenarios described above on December 31, 2015, we estimate that the benefit to Ms. Uppaluri would equal $1,181,800, consisting of base salary in the amount of $400,000 and acceleration of vesting and exercisability of her stock options and RSUs in the amount of $781,800 (calculated in the manner described in the preceding tables). This amount does not reflect any reduction for taxes or other deductions. In addition, as noted above, we also entered into a change of control severance agreement with Dr. Uppaluri.

Risk Related to Compensation Policies

Our compensation policies and practices for our employees, including our executive compensation program described in our Compensation Discussion and Analysis, aim to provide a risk-balanced compensation package which is competitive in our market sectors and relevant to the individual executive. In particular, we believe the following factors help to mitigate any components of our compensation programs that would encourage excessive risk taking:

•	The increased weighting in 2015 towards long-term incentive compensation discourages short-term risk-taking;

•

Performance goals are intended to establish targets that we believe will benefit our stockholders, be challenging for the named executive officers to achieve and yet not be so difficult as to make them likely to result in a large percentage loss of compensation;

•	Cash incentive awards for our named executive officers are capped by the Compensation Committee;

•	Stock ownership requirements align the interests of management with those of our stockholders;

•	Our executives are granted a mix of different types of compensation awards; and

•

Our controls and procedures are designed to provide checks and balances to ensure that one individual or a small group of individuals cannot engage in activities that expose us to excessive risks without having received approvals from other areas of the business or senior management.

We do not believe that risks arising from these practices, or our compensation policies and practices considered as a whole, are reasonably likely to have a material adverse effect on us.

Compensation of Directors

The following table provides information regarding the compensation of our directors for 2015.

Director Compensation for 2015

Name(1)	Fees Earned or Paid in Cash ($)(2)	Option Awards ($)(3)		Total (4)
Gregg Powers	$85,000	$—		$85,000
Håkan Björklund, Ph.D.	13,500	—		13,500
Geoffrey S. Ginsburg, M.D.	39,809	183,333	(5)	223,142
Carol R. Goldberg	85,000	—		85,000
John F. Levy	29,500	—		29,500
Brian A. Markison	30,000	—		30,000
Thomas F. McKillop, Ph.D.	19,063	—		19,063
John A. Quelch, D.B.A.	24,000	—		24,000
James Roosevelt, Jr.	93,798	—		93,798
Regina Benjamin, M.D.(6)	35,615	—		35,615
Stephen P. MacMillan(6)	10,803	—		10,803

(1)	Mr. Nawana is not included in this table because he is one of our employees and receives no compensation for his services as director. We show his compensation as an employee in the Summary Compensation Table above.

(2)	Mr. Powers received cash payments of $20,000 each in April 2015 and July 2015, received a cash payment of $22,500 in October 2015 and earned fees of $22,500 as of December 31, 2015, which amount was paid in January 2016. Dr. Björklund received cash payments of $2,500 each in April 2015 and July 2015, received a cash payment of $4,250 in October 2015 and earned fees of $4,250 as of December 31, 2015, which amount was paid in January 2016. Dr. Ginsburg received a cash payment of $17,309 in October 2015 and earned fees of $22,500 as of December 31, 2015, which amount was paid in January 2016. Ms. Goldberg received cash payments of $20,000 each in April 2015 and July 2015, received a cash payment of $22,500 in October 2015 and earned fees of $22,500 as of December 31, 2015, which amount was paid in January 2016. Mr. Levy received cash payments of $6,000 each in April 2015, and July 2015, received a cash payment of $8,750 in October 2015 and earned fees of $8,750 as of December 31, 2015, which amount was paid in January 2016. Mr. Markison received cash payments of $6,250 each in April 2015 and July 2015, received a cash payment of $8,750 in October 2015 and earned fees of $8,750 as of December 31, 2015, which amount was paid in January 2016. Dr. McKillop received a cash payment of $3,750 in April 2015, received a cash payment of $3,563 in July 2015, received a cash payment of $5,875 in October 2015 and earned fees of $5,875 as of December 31, 2015, which amount was paid in January 2016. Dr. Quelch received cash payments of $4,500 each in April 2015 and July 2015, received a cash payment of $7,500 in October 2015 and earned fees of $7,500 as of December 31, 2015, which amount was paid in January 2016. Mr. Roosevelt received cash payments of $20,000 each in April 2015 and July 2015, received a cash payment of $26,298 in October 2015 and earned fees of $27,500 as of December 31, 2015, which amount was paid in January 2016. Dr. Benjamin received cash payments of $15,628 each in April 2015 and July 2015 and received a cash payment of 4,359 in August 2015. Mr. MacMillan received cash payments of $4,500 each in April 2015 and July 2015 and received a cash payment of $1,803 in October 2015. The cash compensation paid to directors is described in more detail below.

(3)	This amount represents the aggregate grant date fair value of the stock option award made during 2015, calculated in accordance with FASB ASC Topic 718, excluding estimated forfeitures. See Note 4 of the notes to our consolidated financial statements included in this Annual Report on Form 10-K for a discussion of the relevant assumptions used in calculating this amount.

(4)	As of December 31, 2015, each director had the following number of options outstanding: Mr. Powers: 39,820; Dr. Björklund: 53,756; Dr. Ginsburg: 10,443; Ms. Goldberg: 91,553; Mr. Levy: 132,280; Mr. Markison: 53,756; Dr. McKillop: 53,756; Dr. Quelch: 121,814; Mr. Roosevelt: 98,841; Dr. Benjamin: 20,807; and Mr. MacMillan: 0.

(5)	On July 23, 2015, we granted Dr. Ginsburg stock options to purchase 10,443 shares of our common stock as equity compensation for the 11-month period ending June 30, 2016.

(6)	Dr. Benjamin’s and Mr. MacMillan’s terms ended at our 2015 Annual Meeting of Stockholders.

On June 29, 2015, the Compensation Committee approved an increase, beginning July 1, 2015, in the annual cash compensation payable to members of the Board from $70,000 to $80,000, plus additional cash compensation for service as a committee chair as described in the table below, payable quarterly in arrears and subject to their continued service on our Board and any applicable committees. In June 2015, the Compensation Committee did not modify the cash compensation for committee members other than the chair. The Compensation Committee determined that, starting June 2016, the Committee should establish a practice of assessing director compensation, and making equity awards to directors, where appropriate, on an annual basis.

Committee Chair (Total Additional Cash Compensation)
— Audit	$25,000
— Compensation	20,000
— Nominating and Corporate Governance	20,000
Committee Members other than Chair (Total Additional Cash Compensation)
— Audit	15,000
— Compensation	10,000
— Nominating and Corporate Governance	10,000

In addition to the cash compensation described above, on October 31, 2013, each of the then-serving non-employee directors received stock options to purchase a number of shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $600,000, or $200,000 annually for the period June 30, 2013 through June 30, 2016 (pro-rated for newly-appointed directors to their appointment date), and (b) the total amount of any cash compensation foregone for that period at the election of the director, if any, (ii) the closing price of our common stock on the New York Stock Exchange on the date of grant and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options have an exercise price equal to $33.73 per share, expire ten years after the date of grant and vest in three equal annual installments, beginning June 30, 2014. Mr. MacMillan’s term as a director ended at our 2015 Annual Meeting of Stockholders held on July 22, 2015, at which time further vesting under his option ceased.

On December 31, 2013, Dr. Benjamin received stock options to purchase a number of shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of (a) $510,662, equal to $200,000 annually for the period June 30, 2013 through June 30, 2016 (pro-rated to her appointment date of December 11, 2013), and (b) $44,684.93 of cash compensation foregone by Dr. Benjamin, (ii) $36.20, the closing price of our common stock on the New York Stock Exchange on the date of grant of the stock option, and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options have an exercise price equal to $36.20 per share, expire ten years after the date of grant and vest in three equal annual installments, beginning June 30, 2014. Dr. Benjamin’s term as a director ended at our 2015 Annual Meeting of Stockholders held on July 22, 2015, at which time further vesting under her option ceased.

On August 31, 2015, Dr. Ginsburg received stock options to purchase 10,443 shares of our common stock calculated using a Black-Scholes model based on (i) an assumed aggregate value on the grant date equal to the sum of $183,333 for 11 months for the period from July 30, 2015 through June 30, 2016 ($200,000 annually pro-rated to his appointment date of July 22, 2015), (ii) $51.97, the closing price of our common stock on the New York Stock Exchange on the date of grant of the stock option, and (iii) management estimates of other Black-Scholes variables, including estimated life and volatility. These options have an exercise price equal to $51.97 per share, expire ten years after the date of grant and vest over 11 months beginning July 30, 2015.

Employee directors do not receive compensation for their services as directors.

Equity Compensation Plan Information

The following table provides information regarding compensation plans under which we are authorized to issue equity securities as of December 31, 2015.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights(1)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))(2)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	6,289,711	(3)	$37.71	9,723,385	(4)
Equity compensation plans not approved by security holders	300,000	(5)	$50.08	—
Total	6,589,711		$34.75	9,723,385	(4)

(1)	This table excludes an aggregate of 152,303 shares issuable upon exercise of outstanding options assumed by us in connection with various acquisition transactions. The weighted average exercise price of the excluded acquired options is $46.04 per share.

(2)	In addition to being available for future issuance upon exercise of options that may be granted after December 31, 2015, 7,927,835 shares under our 2010 Stock Option and Incentive Plan may instead be issued in the form of restricted stock, RSUs, unrestricted stock, performance share awards or other equity-based awards.

(3)	Includes 5,740,034 shares issuable upon exercise of outstanding options with a weighted average exercise of $37.71 and 549,677 shares issuable upon vesting of RSUs and PSUs.

(4)	Includes 1,795,550 shares issuable under our 2001 Employee Stock Purchase Plan.

(5)	Represents 250,000 shares issuable upon exercise of stock options and 50,000 shares issuable upon vesting of RSUs issued as inducement grants to James Hinrichs in connection with his hiring as Chief Financial Officer and Executive Vice President in April 2015. For further information about the terms of these stock options and RSUs, see “Compensation Discussion and Analysis—Hiring of James Hinrichs as CFO” above.

2015 Audit Committee Report

We, the Audit Committee, oversee the Company’s accounting and financial reporting processes and assist the Board in its oversight of the qualifications, independence and performance of the Company’s independent registered public accounting firm. The Board has determined that Mr. Levy is an “audit committee financial expert,” as defined by SEC rules adopted pursuant to the Sarbanes-Oxley Act. In fulfilling our oversight responsibilities, we discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers, LLP, or PwC, the overall scope and plans for its audit. Upon completion of the audit, we discussed with PwC the matters required to be discussed by Auditing Standard No. 16 (Communications with Audit Committees) issued by the Public Company Accounting Board.

We also reviewed and discussed the audited, consolidated financial statements with management. We discussed with management certain significant accounting principles, the reasonableness of significant judgments and the clarity of disclosures in those financial statements.

The Audit Committee received and reviewed the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and discussed with PwC the auditor’s independence from management and the Company. We determined that the services provided by PwC during fiscal year 2015 are compatible with maintaining such auditor’s independence.

In reliance on the reviews and discussions referred to above, we recommended to the Board that the audited, consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

John F. Levy, Chairperson

Brian Markison, Member

Thomas McKillop, Member

Independent Registered Public Accounting Firm

Our Audit Committee engaged PricewaterhouseCoopers LLP, or PwC, to serve as our independent registered public accounting firm for the fiscal year ended December 31, 2015. The selection of PwC was approved by our stockholders at the 2015 annual meeting of stockholders. Our Audit Committee has also engaged PwC to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2016.

We expect representatives of PwC to be present at the Annual Meeting, that they will have the opportunity to make a statement at the meeting if they so desire, and that they will be available to respond to appropriate questions from stockholders.

Audit Fees

Aggregate audit fees billed by PwC for 2015 were $14,811,710. Audit fees include fees billed for professional services rendered in connection with PwC’s integrated audit of our consolidated annual financial statements and internal control over financial reporting and review of our quarterly financial statements, and audit services normally provided by the principal independent registered public accounting firm in connection with other statutory or regulatory filings. Aggregate audit fees billed by PwC for 2014 were $8,058,522.

Audit-related Fees

Aggregate audit-related fees billed in 2015 and 2014 by PwC were $659,923 and $3,836,372, respectively. Audit-related fees for 2015 and 2014 consist of fees billed for professional services rendered by the firm for accounting consultations and services related to potential divestiture transactions and financings.

Tax Fees

Aggregate tax fees billed in 2015 and 2014 for tax-related services performed by PwC were $1,393,112 and $112,092, respectively. Tax fees include fees billed for professional services rendered by PwC for tax compliance, tax advice and tax planning.

All Other Fees

No other fees were billed by PwC for 2015 or 2014.

Pre-approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the independent registered public accounting firm other than permitted non-audit services estimated in good faith by the independent registered public accounting firm and management to entail fees payable of $25,000 or less on a project-by-project basis and which would also qualify for exemption from the pre-approval requirements of the Securities Exchange Act of 1934, as amended. No services were provided for 2015 or 2014 in reliance on this exemption. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present any services so pre-approved to the full Audit Committee at its next meeting.

Certain Relationships and Related Transactions, and Director Independence

Director Independence

The Board of Directors has determined that the following directors are independent under the rules of the NYSE: Dr. Björklund, Dr. Ginsburg, Ms. Goldberg, Mr. Levy, Mr. Markison, Dr. McKillop, Mr. Powers, Dr. Quelch and Mr. Roosevelt. The Board has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee, each composed solely of directors who satisfy the applicable independence requirements of the NYSE’s listing standards for such committees.

Policies and Procedures with Respect to Related-Party Transactions

Our Audit Committee Charter requires that the Audit Committee, which is composed solely of independent directors, conduct an appropriate review of, and be responsible for the oversight of, all related-party transactions on an ongoing basis. We do not have written policies or procedures governing the Audit Committee’s review of related-party transactions but rely on the Audit Committee’s exercise of business judgment in reviewing such transactions.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, requires our officers and directors and persons who beneficially own more than 10% of our outstanding shares of common stock or Series B preferred stock to file reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are required by applicable regulations to furnish us with copies of all reports filed pursuant to Section 16(a).

To our knowledge, based solely on a review of the copies of such reports received by us and certain written representations that no other reports were required, we believe that for the fiscal year ended December 31, 2015, all of our officers, directors and 10% beneficial owners complied with the requirements of Section 16(a), except that one Form 3 for Mark Gladwell, due in January 2015, was filed late.

Stockholder Proposals

In light of the pending Merger, the Company does not expect to hold an annual meeting of stockholders in 2017. However, in the event that the Merger is not completed in 2017, the Company will hold a 2017 annual meeting of stockholders. Based on the date of the 2016 annual meeting of stockholders and this proxy statement, stockholders who wish to present proposals pursuant to Rule 14a-8 promulgated under the Exchange Act for consideration at such 2017 annual meeting of stockholders must submit the proposals in proper form to our Company Secretary at the address set forth on the first page of this proxy statement not later than July 10, 2017 in order for the proposals to be considered for inclusion in our proxy statement and form of proxy relating to the 2017 annual meeting. Stockholder proposals intended to be presented at such 2017 annual meeting submitted outside the processes of Rule 14a-8 must be received in writing by us no later than the close of business on September 9, 2017, nor earlier than August 10, 2017, together with all supporting documentation and information required by our by-laws.

Our Nominating and Corporate Governance Committee will consider director candidates recommended for nomination by stockholders. There are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates nominees for director based on whether the nominee is recommended by a stockholder. Based on the date of the 2016 annual meeting of stockholders, in order for a stockholder to nominate a candidate for election as a director at our 2017 annual meeting, the nomination must be submitted to our Company Secretary at the address set forth on the first page of this proxy statement no later than the close of business on September 9, 2017, nor earlier than August 10, 2017, and must include: the name and address of record of the stockholder; a representation that the stockholder is a record holder of our securities, or if the stockholder is not a record holder of our securities, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Exchange Act; the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate; a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board from time to time; a description of all arrangements or understandings between the stockholder and the proposed director candidate; the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting; and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

In accordance with applicable law and our by-laws, if the date of the 2017 annual meeting of stockholders is changed by more than 30 days as compared to the 2016 annual meeting of stockholders, then the Company will announce new dates, as applicable, by which stockholders who wish to present proposals pursuant to Rule 14a-8, present proposals outside the processes of Rule 14a-8, or nominate a candidate for election as a director at our 2017 annual meeting of stockholders must submit such proposals or nominations.

Other Information

A copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, for the year ended December 31, 2015 will be provided without charge to each person solicited hereby upon the written request made to:

Alere Inc.

Investor Relations Department

51 Sawyer Road

Suite 200

Waltham, MA 02453-3448

Attn: Juliet Cunningham

In addition, copies of any exhibits to the Annual Report on Form 10-K will be provided for a nominal charge to stockholders who make a written request to us at the above address.

The Board is aware of no other matters, except for those incident to the conduct of the Annual Meeting, that are to be presented to stockholders for a vote at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any adjournments or postponements thereof, it is the intention of the persons named in the proxy to vote the proxy in accordance with their judgment.

By order of the Board of Directors

Gregg J. Powers

Chairman of the Board

November 7, 2016

ALERE INC. 51 SAWYER ROAD, SUITE 200 WALTHAM, MA 02453	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — — —
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:
1.	Election of Directors Nominees	For	Against	Abstain
1a.	Geoffrey S. Ginsburg	☐	☐	☐
1b.	Carol R. Goldberg	☐	☐	☐	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1c.	John F. Levy	☐	☐	☐	2	Ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2016.	☐	☐	☐
1d.	Brian Markison	☐	☐	☐
1e.	Namal Nawana	☐	☐	☐
1f.	Gregg J. Powers	☐	☐	☐	3	Approval, by non-binding advisory vote, of executive compensation.	☐	☐	☐
1g.	John A. Quelch	☐	☐	☐
1h.	James Roosevelt, Jr.	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1i.	Sir Thomas McKillop	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

		JOB #						SHARES CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report To Shareholders is/are available at www.proxyvote.com

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PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF ALERE INC.

The undersigned hereby appoints Namal Nawana and Ellen Chiniara, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the shares of Alere Inc. Common Stock which the undersigned is entitled to vote and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting of Stockholders of Alere Inc. to be held on December 8, 2016 or any postponement or adjournment thereof, with all powers which the undersigned would possess if present at the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR EACH OF THE PROPOSALS LISTED ON THE REVERSE SIDE AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Continued and to be signed on reverse side